Information required in proxy statement.
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.          )

Filed by the Registrant [ X ]
Filed by a party other than the Registrant [   ]
Check the appropriate box:
[     ] Preliminary Proxy Statement
[     ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ] Definitive Proxy Statement
[     ] Definitive Additional Materials
[     ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

QUEST DIAGNOSTICS

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ X ]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.

(3) Filing Party:

(4) Date Filed:

Quest Diagnostics Incorporated
1290 Wall Street West
Lyndhurst, New Jersey 07071
(201) 393-5000

March 31, 2005

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the 2005 Annual Meeting of Shareholders of Quest Diagnostics Incorporated. The meeting will be held at 10:30 a.m. EDT on Tuesday, May 10, 2005, at The Waldorf Astoria, 301 Park Avenue, New York, New York.

Attendance at the meeting will be limited to shareholders of record at the close of business on March 14, 2005, or their duly appointed proxy holders (not to exceed one proxy per shareholder). If you plan to attend the meeting, please review, “How can I attend the annual meeting?” on page 3, for information about our admittance procedures.

At the meeting, you will vote on a number of important matters described in the attached proxy statement.

Your vote is very important. Whether you plan to attend the meeting or not, I urge you to vote your shares. Most shareholders have a choice of voting by signing and returning your proxy card or by voting by telephone or the internet. Instructions on how to vote are included with your proxy card and these proxy materials.

Thank you for your continued support of Quest Diagnostics.

Sincerely,

Surya N. Mohapatra, Ph.D. Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 31, 2005

To the Shareholders of
Quest Diagnostics Incorporated:

Date:	Tuesday, May 10, 2005
Time:	10:30 a.m. EDT
Place:	The Waldorf Astoria 301 Park Avenue New York, New York 10022
Items of Business:	•	Elect one class of directors for a three-year term;
	•	Ratify the selection of our independent registered public accounting firm for 2005;
	•	Act on a proposal to approve an amended employee long-term incentive plan;
	•	Act on a proposal to approve an amended director long-term incentive plan; and
	•	Consider any other business properly brought before the meeting.
Record Date:	March 14, 2005. Holders of Quest Diagnostics Common Stock of record at the close of business on that date are entitled to vote at the meeting.
By order of the Board of Directors,

Sirisha Gummaregula Corporate Secretary

It is important that your shares be represented and voted whether or not you plan to attend the meeting.
YOU CAN VOTE BY PROXY IN ONE OF THREE WAYS:
1.	VIA THE INTERNET: Visit www.votefast.com.
2.	BY PHONE: Call 1-800-542-1160.
3.	BY MAIL: Promptly return your signed and dated proxy card/voting form in the enclosed postage pre-paid envelope.

PROXY STATEMENT
      QUEST DIAGNOSTICS INCORPORATED
1290 Wall Street West
Lyndhurst, New Jersey 07071
(201) 393-5000

INFORMATION ABOUT OUR 2005 ANNUAL MEETING

       This proxy statement and form of proxy and voting instructions are being mailed, starting March 31, 2005.

Who is soliciting my vote?

       The Board of Directors of Quest Diagnostics Incorporated, a Delaware corporation (“Quest Diagnostics,” the “Company,” “we” or “our”) is soliciting your vote for our 2005 annual meeting.

What will I vote on?

       You are being asked to vote on:

•	the election of four directors for a three-year term;

•	the ratification of the selection of our independent registered public accounting firm for 2005;

•	a proposal to approve an amended employee long-term incentive plan; and

•	a proposal to approve an amended director long-term incentive plan.

What is the record date for the annual meeting?

       The close of business on March 14, 2005 is the record date for determining those shareholders who are entitled to vote at the annual meeting and at any adjournment or postponement.

How many votes can be cast by all shareholders?

       Holders of our common stock, par value $0.01 per share, as of the close of business on the record date will be entitled to vote at the annual meeting of shareholders. On that date, there were 101,292,682 shares of our common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the annual meeting. There is no cumulative voting.

How many votes must be present to hold the annual meeting?

       A majority of the votes that may be cast, or 50,646,342 votes, present in person or represented by proxy, is needed to hold the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting. That will help us to know as soon as possible that enough votes will be present to hold the annual meeting.

How do I vote?

       You may vote at the annual meeting by proxy or in person.

       If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote by mail using the enclosed proxy card, by telephone, on the internet or by attending the annual meeting and voting in person as described below.

       If you hold your shares in street name (that is, you hold your shares through a broker, bank or other holder of record), please refer to the information on the voting instruction form forwarded to you by your bank, broker or other holder of record to see which voting options are available to you.

Vote by Mail

       If you choose to vote by mail, simply mark, sign and date your proxy card and return it in the enclosed postage pre-paid envelope.

Vote by Telephone

       You can vote by calling 1-800-542-1160.

Vote on the Internet

       You can also choose to vote on the internet by visiting www.votefast.com. The directions for internet voting are on your proxy card or voting instruction form.

Vote at the Annual Meeting

       If you want to vote in person at the annual meeting and you hold your shares in street name, you must obtain an additional proxy from your bank, broker or other holder of record authorizing you to vote. You must bring this proxy to the annual meeting.

How many votes will be required to elect a director or to adopt the proposals?

•	To elect directors to the Board, a plurality of the votes cast at the annual meeting is needed. A plurality means that the four nominees receiving the largest number of votes cast will be elected.

•	To ratify the selection of our independent registered public accounting firm, approve the amended employee long-term incentive plan, approve the amended director long-term incentive plan and any other matters properly raised at the annual meeting, a majority of the shares represented at the annual meeting and entitled to vote is needed.

Can I change or revoke my proxy?

       Yes, you may change your vote or revoke your proxy at any time before it is exercised. To do so, you should:

•	send in a new proxy card with a later date;

•	send a written revocation to the Corporate Secretary;

•	cast a new vote by telephone or the internet; or

•	attend the annual meeting and vote in person.

       Written revocations of a prior vote must be sent by mail to Sirisha Gummaregula, Corporate Secretary, at Quest Diagnostics Incorporated, 1290 Wall Street West, Lyndhurst, New Jersey 07071. If you attend the annual meeting and vote in person, your vote will revoke any previously submitted proxy.

What if I do not indicate my vote for one or more of the matters on my proxy card?

       If you return a signed proxy card without indicating your vote, your shares will be voted:

•	for the election of the four persons named under the caption “Election of Directors;”

•	for the ratification of the selection of the independent registered public accounting firm;

•	for the approval of the amended employee long-term incentive plan; and

•	for the approval of the amended director long-term incentive plan.

What if I withhold my vote or I vote to abstain?

       In the election of directors, you can vote for the four directors named on the proxy card, or you can indicate that you are withholding your vote from one or more of the directors. Withheld votes will not affect the vote on the election of directors.

       In connection with the proposals to ratify the selection of our independent registered public accounting firm, approve the amended employee long-term incentive plan and approve the amended director long-term incentive plan, you may vote for or against the proposals, or you may abstain from voting on the proposals. Abstentions on the proposal to ratify the selection of our independent registered public accounting firm, approve the amended employee long-term incentive plan or approve the amended director long-term incentive plan will have the same effect as a vote against the proposals.

What happens if I do not vote?

       If you do not vote shares held in your name, those shares will not be voted.

       If your shares are held through a broker, your shares can be voted on the election of directors and the ratification of the selection of our independent registered public accounting firm in your broker's discretion.

       No broker may vote your shares on the proposal to approve the amended employee long-term incentive plan or the proposal to approve the director long-term incentive plan without your specific instructions.

       If your broker votes your shares on some, but not all, of the proposals, the votes will be “broker non-votes” for any proposal on which they do not vote. Broker non-votes will have no effect on the election of directors and the ratification of the selection of the independent registered public accounting firm, the proposal to approve the amended employee long-term incentive plan or the proposal to approve the amended director long-term incentive plan.

What if there is voting on other matters?

       Our by-laws require prior notification of a shareholder's intent to vote on other matters at the annual meeting. The deadline has passed and we have not received any notifications. If other matters properly arise at the annual meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you.

Will the Company's independent registered public accounting firm be present at the annual meeting?

       Yes, representatives of PricewaterhouseCoopers LLP will attend the annual meeting to answer your questions and will have the opportunity to make a statement, if they desire to do so. The Audit and Finance Committee of the Board of Directors of the Company has approved the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2005 fiscal year, subject to ratification by shareholders.

Will the directors attend the annual meeting?

       Our policy is, where practical, to schedule the annual meeting of shareholders on a day on which we also schedule a regular meeting of the Board. This year, we have scheduled a regular meeting of the Board on the date of the annual meeting of shareholders. We encourage our directors to attend each annual meeting of shareholders and expect that all of our directors will attend the annual meeting this year. All of our directors, other than two directors who retired from the Board as of the date of our last annual meeting, attended the 2004 annual meeting of shareholders.

How can I attend the annual meeting?

       Only shareholders as of the record date, March 14, 2005 (or their proxy holders), may attend the annual meeting. If you plan to attend the annual meeting or appoint someone to attend as your proxy, please check the box on your proxy card, or, if you are voting by telephone or the internet, follow the instructions provided to indicate your plan to attend. You or your proxy holder will then need to show photo identification to pickup your admittance card at the shareholders' admittance desk at the annual meeting.

       If you do not inform us in advance that you plan to attend the annual meeting, you will need to bring with you:

•	photo identification; and

•	if you hold your shares in street name, proof of ownership of your shares as of the record date, such as a letter or account statement from your broker or bank.

What happens if the annual meeting is postponed or adjourned?

       Your proxy will still be valid and may be voted at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is voted.

Do any shareholders beneficially own more than 5% of our common stock?

       Yes. According to public filings, as of March 15, 2005, GlaxoSmithKline plc is the only holder known to us to be the beneficial owner of more than 5% of our common stock. For further information, please see “Stock Ownership Information” on page 22.

How can I review the list of shareholders eligible to vote?

       A list of shareholders as of the record date will be available for inspection and review upon request of any shareholder to our Corporate Secretary at 1290 Wall Street West, Lyndhurst, New Jersey 07071. We will also make the list available at the annual meeting.

Who will pay the expenses incurred in connection with the solicitation of my vote?

       The Company pays the cost of preparing proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person. We have hired Georgeson Shareholder Communications, Inc. to distribute and solicit proxies and we will pay for their distribution and solicitation services an estimated fee of $12,000, plus expenses.

INFORMATION ABOUT SHAREHOLDER PROPOSALS AND NOMINATIONS FOR OUR 2006 ANNUAL MEETING

How do I submit a proposal for the 2006 annual meeting?

       If you want your proposal to be included in next year's proxy statement, you should send it to the Corporate Secretary at the Company's principal executive offices at 1290 Wall Street West, Lyndhurst, New Jersey 07071. We must receive your proposal by the close of business on December 1, 2005.

       If you want to present your proposal for consideration at the 2006 annual meeting, but do not meet the deadline for inclusion in the proxy statement, our by-laws require that notice of your proposal be received by the Corporate Secretary at the Company's principal executive offices between January 1, 2006 and February 15, 2006 and conform to the requirements in our by-laws.

How do I nominate a candidate for director at the 2006 annual meeting?

       You must notify the Lead Independent Director by sending an e-mail to LeadIndependentDirector@quest diagnostics.com or by writing to the Board of Directors or any independent board member c/o the Corporate Secretary at the Company's principal executive offices at 1290 Wall Street West, Lyndhurst, New Jersey 07071 of your nominations between January 1, 2006 and February 15, 2006. Your notice must also conform to the requirements in our by-laws.

MATTERS TO BE CONSIDERED AT THE 2005 ANNUAL MEETING

Proposal No. 1   Election of Directors

       The Company's Restated Certificate of Incorporation, as amended, requires the Company to have at least three directors but not more than twelve directors. The number of directors is set by the Board of Directors of the Company (the “Board of Directors” or the “Board”). The Board presently consists of ten directors. The Board is divided into three classes with three-year terms. New directors elected by the Board serve until the first annual meeting and are then assigned to a class for election by shareholders. At this meeting, four directors are seeking election for a three-year term expiring in 2008. Certain information as of March 15, 2005 concerning each of the nominees and continuing directors and their business experience during the past five years is provided below.

Nominees for Election

       Each nominee is currently a director of the Company. Each nominee has consented to serve if elected. The terms of these four directors seeking election expire at the adjournment of the 2005 annual meeting.

Nominees for the Board with Terms Expiring at the 2008 Annual Meeting

William F. Buehler, 65, retired in 2001 as Vice Chairman of Xerox Corporation, which he joined in 1991. At Xerox, Mr. Buehler was responsible for five business groups, Production Systems, Office Document Products, Document Services, Channels and Supplies. He also oversaw Corporate Strategic Services, Business Development and Systems Software and Architecture. Prior to joining Xerox, Mr. Buehler spent 27 years with AT&T, primarily in sales, marketing and general management positions. Mr. Buehler is a director of A.O. Smith. Mr. Buehler has been a director of Quest Diagnostics since July 1998.
Rosanne Haggerty, 44, is the founder and Executive Director of Common Ground Community, a not-for-profit housing development and management organization in New York City. Prior to founding Common Ground Community in 1990, she was the coordinator of housing development at Brooklyn Catholic Charities. Ms. Haggerty is a 2001 MacArthur Foundation Fellow. Ms. Haggerty has been a director of Quest Diagnostics since February 2002.
Gary M. Pfeiffer, 55, is the Senior Vice President and Chief Financial Officer of E.I. du Pont de Nemours and Company. Mr. Pfeiffer joined DuPont in 1974, where he has held positions of increasing responsibility in finance and international operations, as well as in various Dupont divisions. Mr. Pfeiffer is a director of Talbots, Inc. Mr. Pfeiffer has been a director of Quest Diagnostics since December 2004.

Daniel C. Stanzione, Ph.D., 59, retired from Lucent Technologies Incorporated in 2000 and is President Emeritus of Bell Laboratories. Dr. Stanzione began his career in 1972 with Bell Laboratories, where he led the teams working on the first microprocessors and digital signal processors. He was appointed president of Network Systems, Lucent's largest business unit, in 1996 and was appointed Chief Operating Officer of Lucent in 1997. Dr. Stanzione is a director of Avaya Inc. and InterNAP Network Services Corporation. Dr. Stanzione has been a director of Quest Diagnostics since January 1997.

Directors Not Up for Election

Members of the Board Continuing in Office with Terms Expiring at the 2006 Annual Meeting

James F. Flaherty III, 47, is President, Chief Executive Officer and a member of the Board of Directors of Health Care Property Investors, a qualified real estate investment trust specializing in healthcare real estate. Mr. Flaherty joined Health Care Property Investors in October 2002 following a nineteen-year career with Merrill Lynch & Co. Mr. Flaherty served in a variety of investment banking, capital markets and private equity functions for Merrill Lynch in its New York, London, and Los Angeles offices. Mr. Flaherty was elected Managing Director of Merrill Lynch in January 1991 and was responsible for a number of investment banking industry groups. Most significantly, Mr. Flaherty was head of Merrill Lynch's Global Healthcare Group. Mr. Flaherty has been a director of Quest Diagnostics since February 2003.
Gail R. Wilensky, Ph.D., 61, is a Senior Fellow at Project HOPE, an international non-profit health foundation, which she joined in 1993. From 1997 to 2001, she was the chair of the Medicare Payment Advisory Commission, which advises Congress on all issues relating to Medicare. From 1995 to 1997 she chaired the Physician Payment Review Commission, which advised Congress on physician payment and other Medicare issues. In 1992 and 1993, Dr. Wilensky served as a deputy assistant to the President for policy development relating to health and welfare issues. From 1990 to 1992, she was the administrator of the Health Care Financing Administration where she directed the Medicare and Medicaid programs. Dr. Wilensky is a director of Cephalon Inc., Gentiva Health Services, Inc., Manor Care Inc. and United Healthcare Corporation. Dr. Wilensky has been a director of Quest Diagnostics since January 1997.
John B. Ziegler, 59, is the President, Worldwide Consumer Healthcare, of GlaxoSmithKline plc (the parent of SmithKline Beecham plc). Mr. Ziegler joined SmithKline Beecham in 1991 as the head of SB Consumer Healthcare-North American Division. He became Executive Vice President of SmithKline Beecham in 1996 and assumed his current responsibilities in 1998. He has been a director of Quest Diagnostics since May 2000. Mr. Ziegler was designated by SmithKline Beecham as a director of Quest Diagnostics pursuant to the Stockholders Agreement with SmithKline Beecham. See “Related Transactions—Stockholders Agreement.”

Members of the Board continuing in office with Terms Expiring at the 2007 Annual Meeting

John C. Baldwin, M.D., 56, is the President and Chief Executive Officer of CBR Institute for Biomedical Research. From 1998 to 2005, Dr. Baldwin was the Associate Provost for Health Affairs at Dartmouth College and Professor of Surgery at Dartmouth Medical School. From 1994 to 1998, Dr. Baldwin was the head of the surgical programs at Baylor College of Medicine and its affiliated hospitals. Dr. Baldwin was also the Governor of the American College of Surgeons from 1991 through 1997 and the President of the International Society of Cardiothoracic Surgeons in 1999. Dr. Baldwin has served as the Vice-Chair of the Board of Overseers of Harvard University. Dr. Baldwin is a director of Massey Energy Co. Mr. Baldwin has been a director of Quest Diagnostics since May 2004.
William R. Grant, 80, has been Chairman of Galen Associates, a New York investment firm, since 1989. From 1987 to 1989 he was Chairman of New York Life International and from 1979 to 1987 he was President and Chairman of MacKay-Shields Financial Corp. He is also a former director and Vice Chairman of SmithKline Beecham plc, and is currently a director of Advanced Medical Optics, Inc. (non-executive Chairman), Massey Energy Co., and Vasogen Inc (non-executive Chairman). He has been a director of Quest Diagnostics since August 1999.
Surya N. Mohapatra, Ph.D., 55, is Chairman of the Board, President and Chief Executive Officer of Quest Diagnostics. Prior to joining the Company in February 1999 as Senior Vice President and Chief Operating Officer, he was Senior Vice President of Picker International, a worldwide leader in advanced medical imaging technologies, where he served in various executive positions during his 18-year tenure. Dr. Mohapatra is a director of Vasogen Inc. Dr. Mohapatra was appointed President and Chief Operating Officer in June 1999, the Chief Executive Officer in May 2004, and Chairman of the Board in December 2004. Dr. Mohapatra has been a director of Quest Diagnostics since October 2002.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR.

Proposal No. 2	Ratification of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for 2005

       The Audit and Finance Committee has approved the selection of PricewaterhouseCoopers LLP (“PWC”) to serve as our independent registered public accounting firm for 2005.

       Our by-laws do not require that our shareholders ratify the selection of PWC as the independent registered public accounting firm. The Audit and Finance Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm next year, but is not bound by the shareholders' vote. Even if the selection of PWC is ratified, the Audit and Finance Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company and its shareholders.

       Representatives of PWC are expected to be present at the annual meeting to answer questions, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

       For information concerning the selection of PWC, see “Report of the Audit and Finance Committee” on page 38. For information concerning fees paid to PWC, see “Fees and Services of PricewaterhouseCoopers LLP” on page 39.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2005.

Proposal No. 3	Approval of Amended Employee Long-Term Incentive Plan

       On February 23, 2005, upon the recommendation of our Compensation Committee of the Board (the “Compensation Committee”), our Board of Directors unanimously approved the Amended and Restated Long-term Incentive Plan (the “Plan”), subject to approval by our shareholders at the 2005 annual meeting of shareholders. The Plan is an amendment and restatement of the Company's 1999 Employee Equity Participation Program (the “1999 Plan”). The Plan will be applicable only to awards granted on or after the date it is approved by shareholders (the “Plan Effective Date”), and will then replace the 1999 Plan for all awards granted on or after the Plan Effective Date. The 1999 Plan was approved by the shareholders in 1999, and amendments were approved by shareholders in 2001. The Plan is administered by the Compensation Committee, which is composed solely of independent directors. The Plan is intended to benefit the shareholders of Quest Diagnostics by providing a means to attract, retain and reward individuals who can and do contribute to the longer term financial success of the Company and we believe that the 1999 Plan has been effective for such purpose as reflected on the performance graph contained on page 37. Further, the purpose of the Plan is that the recipients of stock-based awards under the Plan identify their success with that of the Company's shareholders and therefore be encouraged to increase their proprietary interest in the Company. The Plan allows for awards to be provided in the form of stock options, stock appreciation rights (“SARs”), incentive stock awards and other types of equity awards.

       During 2004, with the assistance of a compensation consultant, the Compensation Committee reviewed the overall structure of the Company's compensation programs. The comprehensive review was made in light of various factors, including the pending expensing of stock options. The Compensation Committee, with the assistance of the compensation consultant, also compared the Company's compensation programs to that of the compensation peer group described under “Compensation Committee Report on Executive Compensation” on page 33. Following this review, the Compensation Committee determined to approve a shift from the sole utilization of stock options to that of a mix of stock options and performance shares. The restructured equity programs will reduce the use of stock options and expand the use of performance shares to reinforce the Company's goals for long-term financial performance and shareholder return.

       As of March 15, 2005, there were approximately 1,900,000 shares reserved for future issuance under the 1999 Plan of which only approximately 1,700,000 shares may be used to grant restricted stock and other awards that are not stock options or SARs. We expect to utilize approximately 400,000 additional shares for stock option awards and performance share grants during 2005 for newly hired and promoted employees and certain special recognition grants awarded to employees other than management. The remaining 1,500,000 shares will not be sufficient to cover expected future awards under the Plan. Therefore, the Company is requesting that shareholders approve an additional 6,000,000 shares under the Plan. If approved, the additional 6,000,000 plus the remaining 1,900,000 shares will provide a total of approximately 7,900,000 shares available for further grants under the Plan, of which 4,700,000 shares will be available for restricted shares, including grants of performance-based restricted stock, as well as awards of stock options and SARs. We believe that the utilization of stock-based awards under the Plan is generally at or below the average rate of companies in our peer group. Therefore, we anticipate that, at the current utilization, this amendment would enable the Company to continue issuing awards under the Plan through 2008. This amendment will not have any effect on the administration, operations, or distributions under the Plan, other than providing the Company with additional shares.

       The Plan generally updates the 1999 Plan to (1) increase the number of shares of the Company's common stock that may be delivered pursuant to awards under the Plan by 6,000,000 shares, (2) permit 3,000,000 more shares to be available for awards of restricted stock and other stock-based awards that are not stock options or SARs, (3) permit 1,000,000 more shares to be available for grants as options or

SARS to any one individual over the life of the Plan, (4) extend the term of the Plan to the tenth anniversary of the Plan Effective Date, (5) reduce the term of any award of stock options or SARs granted under the Plan on or after the Plan Effective Date from eleven years to seven years and (6) permit certain awards to continue to be considered “qualified performance-based compensation” as defined under regulations interpreting Section 162(m) of the Internal Revenue Code. Notwithstanding the adoption of the Plan and its submission to shareholders, the Company reserves the right to pay employees, including recipients of awards under the Plan, amounts which may or may not be deductible under Section 162(m) or other provisions of the Internal Revenue Code. We are asking shareholders to approve an amended Plan reflecting the amendments described above.

       The following summary describes the principal features of the amended Plan. The summary does not purport to be complete and is qualified in its entirety by reference to the terms of the amended Plan, a copy of which is attached as Appendix A.

Eligibility. All employees of the Company and its subsidiaries (approximately 38,600 as of December 31, 2004), as determined by the Compensation Committee or its delegates, are eligible to receive awards under the Plan.

Shares Underlying Awards. The shares underlying awards granted under the Plan are shares of Quest Diagnostics Incorporated common stock, par value $0.01 per share. The market value of the 6,000,000 additional shares included in the amended Plan, as of December 31, 2004, was $573,300,000.

Stock Available for the Plan. The Plan will permit up to an additional 6,000,000 shares to be delivered pursuant to awards under the Plan, together with any shares previously authorized by shareholders under the Plan that have not yet been issued or have been forfeited and any remaining shares available under the Company's 1996 Employee Equity Participation Program (the “1996 Plan”). Shares covered by awards which are not earned, which are settled in cash or which are forfeited, and options which expire unexercised or are exchanged for other awards, are again available for grant.

Adjustments. The Plan allows the Compensation Committee to make such adjustment or adjustments to the number and kind of shares subject to outstanding awards under the Plan, the exercise price of outstanding stock options and SARs under the Plan and the share limits referred to below in connection with any corporate transaction (such as, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, spin-off or similar occurrence) as the Compensation Committee determines may be required to preserve (or prevent enlargement of) the benefits or potential benefits intended under the Plan.

Share Limits. Subject to any adjustments, (1) the maximum number of shares that may be delivered in connection with awards of restricted stock and other stock-based awards under the Plan that are not stock options or SARs on or after the Plan Effective Date will be 4,700,000 (which is 3,000,000 shares plus any unused amounts of shares available under earlier plans), (2) no one individual may receive awards granted as options or SARs covering more than 3,000,000 shares of the Company common stock under the Plan over the life of the Plan and (3) no one individual may receive awards granted as incentive stock awards covering more than 600,000 shares of the Company common stock under the Plan after the Plan Effective Date.

Awards. The Plan permits the grant of stock options (incentive and non-qualified), SARs, incentive stock awards and other types of equity awards. An award may be granted separately or with another award. Awards may also be granted in tandem, so that the exercise or vesting of one award cancels another award held by the same participant.

Stock Option Awards. Stock options may be in the form of incentive stock options (within the meaning of Section 422 of the U.S. Internal Revenue Code) or options which do not qualify as incentive stock options (“nonqualified stock options”). The Compensation Committee determines the recipients of stock options, the number of shares covered by these awards, and the other terms and conditions of the options, except that the exercise price cannot be less than the fair market value of a share of the Company's common stock at the time of award grant, except for awards made in connection with the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity. Each stock option granted on or after the Plan Effective Date will expire on the applicable date designated by the Compensation Committee but no later than seven years from the date the stock option is granted. No incentive stock options have been awarded under the Plan. At the discretion of the Compensation Committee, SARs may be granted separately or in combination with options granted under the Plan. The longest term a stock appreciation award granted on or after the Plan Effective Date will be outstanding will be seven years. Options may be exercised by such means as the Compensation Committee may determine, including payment of the option price in cash, by delivering stock of the Company or by authorizing a third party to sell shares of the Company common stock acquired by the exercise of a stock option and pay an appropriate portion of the proceeds to the Company. At the discretion of the Compensation Committee, a plan participant who exercises any option may receive a replacement option in accordance with the terms and conditions of each option award.

Incentive Stock Awards. Incentive stock awards are shares of our common stock which may be awarded subject to various conditions as determined by the Compensation Committee, e.g., based on achieving certain financial performance goals. A maximum of 4,700,000 shares of the Company common stock may be issued as stock awards under the Plan, including shares currently available under the Plan. To the extent that a grant of shares is intended to be deductible by the Company under Section 162(m) of the Internal Revenue Code, the grant will be awarded based on the achievement of such performance measures as the Compensation Committee will determine. The performance measures that may be used by the Compensation Committee under the Plan for these grants include operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, revenues, shareholder return and/or value, stock price, customer service and quality metrics. The Plan allows these performance measures to be measured solely on a corporate, subsidiary or business unit basis or on a combination of these bases. The performance criteria specified by the Plan may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Under the Plan, profits, earnings and revenues used for any performance measurement may exclude: gains or losses on operating asset sales or dispositions, asset write-downs, litigation or claim judgments or settlements, accruals for historic environmental obligations, effect of changes in tax law or the rate of deferred tax liabilities, accruals for reorganization and restructuring programs, uninsured catastrophic property losses, the effect of changes in accounting standards, the cumulative effect of changes in accounting principles and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30, Statement of Financial Accounting Standards No. 145 and/or in management's discussion and analysis of financial performance appearing in the Company's annual report to shareholders for the applicable year.

Prohibition on repricing. Except for adjustments described above, Quest Diagnostics may not lower the exercise price of outstanding stock options or SARs.

Amendments. The Board of Directors may amend the Plan as it deems necessary without shareholder approval. However, except for adjustments described above, any amendment to increase the total number of shares for which awards and stock options may be granted under the Plan, to reprice any SAR or stock option of which the exercise price is in excess of the value of the underlying stock, or to decrease the price at which options may be granted cannot be effective without shareholder approval.

Term. The Plan has a term that ends on the tenth anniversary of the Plan Effective Date and no awards or other rights may be granted after termination.

Plan Benefits. Future grants under the Plan, if any, that will be made to eligible participants are subject to the discretion of the Compensation Committee or its delegates and, therefore, are not determinable at this time.

Federal Income Tax Consequences. The following discussion is a summary of the material U.S. federal income tax consequences of stock options granted under the Plan under U.S. federal income tax laws as currently in effect.

Incentive Stock Options. Neither the grant nor the exercise of an incentive stock option will be a taxable event to the optionee, except that the alternative minimum tax may apply at the time of exercise. The optionee will recognize long-term capital gain or loss on a disposition of shares acquired upon exercise of an incentive stock option, provided that the optionee does not dispose of such shares within two years from the date the incentive stock option was granted and within one year after the shares were acquired by the optionee. For purposes of determining such gain or loss, the optionee's basis in such shares will, in general, be the exercise price of the incentive stock option. If the optionee satisfies both of the holding periods described above, then the Company will not be allowed a deduction by reason of the exercise of the incentive stock option. If the optionee disposes of the shares acquired upon exercise before satisfying the holding period requirements discussed above (a “disqualifying disposition”), his or her gain recognized on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise and exercise price of the incentive stock option, and the Company will be entitled to a deduction in this amount. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be long-term or short-term capital gain, depending upon the length of time the optionee held the shares.

Non-Qualified Stock Options. The grant of a non-qualified stock option will not be a taxable event to the optionee. The optionee generally will recognize ordinary income upon exercise of the non-qualified stock option, in an amount equal to the excess of the fair market value of the shares received at the time of exercise (including any option shares withheld by the Company to satisfy tax withholding obligations) over the exercise price of the non-qualified stock option, and the Company will generally be allowed a deduction in this amount. Upon disposition of the shares received upon exercise of the non-qualified stock option, the optionee will recognize long-term or short-term capital gain or loss, depending upon the length of time he or she held such shares. The amount of long-term or short-term capital gain or loss recognized by the optionee upon disposition of the shares will be an amount equal to the difference between the amount realized on the disposition and the optionee's basis in the shares (which basis is ordinarily the fair market value of the shares on the date the option was exercised). Special tax rules may apply if an optionee uses previously owned shares to pay the exercise price of an option.

Section 162(m) of the Internal Revenue Code imposes certain limitations on the deductibility of compensation paid to “covered employees” and that is not “qualified performance-based compensation”. Under Treasury Regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code, at least three conditions must be satisfied in order for compensation to qualify as performance-based: (1) the compensation must be payable on account of the attainment of one or more pre-established, objective performance goals, or, in the case of non-qualified stock options, upon the exercise of the stock option if the exercise price at least equals the market value of the stock on the date of grant of the stock option, (2) the material terms of the compensation and the performance measures must be disclosed to and approved by shareholders before payment and (3) a committee of the board of directors that is comprised solely of two or more “outside directors” must certify that the performance goals have been satisfied before payment. Certain features of the Plan were designed to allow awards made to covered employees to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Notwithstanding the adoption of the Plan and its submission to shareholders, the Company reserves the right to pay its employees, including participants in the Plan, amounts which may or may not be deductible under Section 162(m) or other provisions of the Internal Revenue Code.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

Proposal No. 4	Approval of Amended Director Long-Term Incentive Plan

       On March 17, 2005, upon the recommendation of our Compensation Committee, our Board of Directors unanimously approved the Amended and Restated Director Long-term Incentive Plan (the “Director Plan”), subject to approval by our shareholders at the 2005 annual meeting of shareholders. The Director Plan is an amendment and restatement of the Company's Stock Option Plan for Non-Employee Directors (the “Prior Director Plan”). The Director Plan will be applicable only to awards granted on or after the date it is approved by shareholders (the “Director Plan Effective Date”), and will then replace the Prior Director Plan for all awards granted on or after the Director Plan Effective Date. The Prior Director Plan was approved by the shareholders in 1998. The Compensation Committee administers the Director Plan. The Director Plan is intended to serve as a long-term incentive component of the compensation paid to non-employee directors, providing a feature that the Board believes is competitive with that offered by other public companies to their directors. In that regard, it is the purpose of the Director Plan to secure for the Company and its shareholders the benefits of the incentive inherent in increased common stock ownership by members of the Board who are not employees of the Company or any of its subsidiaries. The intention of the Director Plan is to encourage persons to become and remain directors of the Company by affording them a greater proprietary interest in the Company's success through stock ownership.

       As described above, during 2004, following a comprehensive review by the Compensation Committee of the overall structure of the Company's compensation programs, the Compensation Committee approved a shift from the sole utilization of stock options to that of a mix of stock options and other types of equity awards. The Compensation Committee also determined that the Director Plan be amended to provide for the issuance of equity awards in addition to stock options in order to have a similar approach with respect to executive compensation.

       As of March 15, 2005, there were approximately 250,000 shares reserved for future issuance under the Prior Director Plan. This amendment will not have any effect on the administration, operations, or distributions under the Director Plan, other than (1) providing for issuance of equity awards such as restricted stock and other stock-based awards that are not stock options, (2) providing for the issuance of a one-time grant upon the initial election of a director to the Board, (3) extending the term of the Director Plan to the tenth anniversary of the Director Plan Effective Date and (4) reducing the term of any options granted under the Director Plan on or after the Effective Date from ten to seven years . The Director Plan also generally updates the Prior Director Plan. We are asking shareholders to approve an amended Director Plan reflecting the amendments described above.

       The following summary describes the principal features of the amended Director Plan. The summary does not purport to be complete and is qualified in its entirety by reference to the terms of the amended Director Plan, a copy of which is attached as Appendix B.

Eligibility. All of the non-employee directors of the Company are eligible to receive awards under the Director Plan. As of December 31, 2004, nine directors were eligible to participate in the Director Plan.

Shares Underlying Awards. The shares underlying awards granted under the Director Plan are shares of Quest Diagnostics Incorporated common stock, par value $0.01 per share.

Stock Available for the Director Plan. The Director Plan permits up to 1,000,000 shares to be delivered pursuant to awards under the Director Plan. Shares covered by awards which expire or are cancelled, are again available for grant.

Adjustments. The Director Plan provides that in the event of any change in the common stock of the Company by reason of any stock dividend recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or any similar change affecting the Company common stock, the number and kind of shares which thereafter may be optioned, awarded and sold under the Director Plan and the number and kind of shares subject to stock awards in outstanding stock award agreements or subject to option in outstanding option agreements and the exercise price per share of such options shall be appropriately adjusted consistent with such change in such manner as the Board or a committee of the Board may deem equitable to prevent substantial dilution or enlargement of the right granted to, or available for, participants in the Director Plan.

Awards. The Director Plan permits the grant to each non-employee director of stock options and equity-based stock awards covering an aggregate of no more than 10,000 shares of common stock of the Company on the Director Plan Effective Date and the date of the annual meeting of stockholders of each year commencing on January 1, 2006. The Director Plan also permits a one-time grant to a non-employee director of stock options and equity-based stock awards covering an aggregate of no more than 20,000 shares of common stock of the Company upon the initial election of such non-employee director by the Board. Options or stock awards may be granted separately or in combination under the Director Plan.

Stock Option Awards. Options granted under the Director Plan on or after the Effective Date have a term of seven years from the date of grant. Annual option grants become exercisable in three equal annual installments beginning on the first anniversary of the date of grant. Options elected in lieu of director retainer fees and meeting fees are exercisable immediately. In respect of any options granted on or after the Director Plan Effective Date, a participant under the Director Plan may exercise his or her option up to the seventh anniversary of the date of grant whether or not he or she ceases to be a director. The exercise price for common stock of the Company purchased pursuant to an option granted under the Director Plan is the “fair market value” (as defined in the Director Plan) at the time the option is granted. The exercise price of the shares of common stock as to which an option is exercised is paid to the Company as determined by the Compensation Committee, but no later than the date on which any shares are issued on exercise of the option. The Compensation Committee may authorize payment of the exercise price through delivery of shares of common stock of the Company already owned by the participant and having a fair market value on the date of such delivery equal to the exercise price; delivery of a combination of cash and common stock of the Company having a total fair market value on the date of such delivery equal to the exercise price; or by delivery of a notice of cancellation of options held by the participant having a “spread” equal to the exercise price for the number of shares being exercised (including any tax withheld by the Company in connection with the exercise). “Spread” means the difference between the fair market value of the common stock of the Company on the date of exercise and the option price multiplied by the number of shares covered by the option being cancelled.

Stock Awards. The Director Plan permits the grant of stock awards. Stock awards are shares of our common stock which may be awarded subject to various conditions as determined by the Compensation Committee, e.g., based on achieving certain performance goals. Stock awards under the Director Plan may be settled in various ways, including through cash payments and the delivery of shares of common stock of the Company.

Prohibition on repricing. Except for adjustments described above, Quest Diagnostics may not lower the exercise price of outstanding stock options.

Amendments. The Board of Directors may amend the Director Plan as it deems necessary without shareholder approval. However, except for adjustments described above, any amendment to increase the total number of shares which may be issued or transferred under the Director Plan, change the exercise price, change the maximum period during which options may be exercised, extend the period during which options or stock awards may be granted under the Director Plan or expand the class of individuals eligible to receive stock awards or options under the Director Plan cannot be effective without shareholder approval.

Term. The Director Plan has a term that ends on the tenth anniversary of the Director Plan Effective Date and no awards or other rights may be granted after termination.

Plan Benefits. Future grants under the Director Plan, if any, that will be made to eligible participants are subject to the discretion of the Board or a committee of the Board and, therefore, are not determinable at this time.

Federal Income Tax Consequences. The following discussion is a summary of the material U.S. federal income tax consequences of stock options granted under the Director Plan under U.S. federal income tax laws as currently in effect. The grant of a stock option will not be a taxable event to the director and no deduction is allowed to the Company upon the grant of such option. The director generally will recognize ordinary income upon exercise of the stock option, in an amount equal to the excess of the fair market value of the shares received at the time of exercise over the exercise price of the stock option, and a deduction is allowed to the Company for the same amount. Upon disposition of the shares received upon exercise of the stock option, the director will recognize long-term or short-term capital gain or loss, depending upon the length of time he or she held such shares. The amount of long-term or short-term capital gain or loss recognized by the director upon disposition of the shares will be an amount equal to the difference between the amount realized on the disposition and the director's basis in the shares (which basis is ordinarily the fair market value of the shares on the date the option was exercised). Special tax rules may apply if a director uses previously owned shares to pay the exercise price of an option.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

OUR CORPORATE GOVERNANCE
Governance Practices

       The Board of Directors believes that good corporate governance is critical to achieve business success. The Board has adopted a set of Corporate Governance Guidelines to enhance its own effectiveness and to implement best practices for the Company's corporate governance. These principles are reviewed from time to time for possible revision to respond to changing regulatory requirements, evolving best practices, and the concerns of our shareholders. Our Corporate Governance Guidelines are published on our website at www.questdiagnostics.com. Highlights of our corporate governance practices are described below.

Independence of the Board of Directors

•	A substantial majority of the Board are independent directors (7 of 10 members) as defined under the New York Stock Exchange listing standards. See “Director Independence” on page 20 for further information regarding the independence of the directors.

•	The Audit and Finance Committee, Compensation Committee, Governance Committee and the Quality, Safety & Compliance Committee are composed solely of independent directors.

•	Each standing committee, other than the Executive Committee, is chaired by an independent director.

•	None of the independent directors receives any consulting or other non-director fees from the Company.

Shareholder Access and Rights

•	Shareholders are asked to ratify the selection of the independent registered public accounting firm at our annual meeting.

•	All equity compensation plans, other than our Employee Stock Purchase Plan, have been approved by shareholders.

•	The Company provides a process for shareholders to send communications to the Board of Directors. Shareholders may communicate directly with the full Board or any of the independent board members by sending an email to our Lead Independent Director at LeadIndependentDirector@questdiagnostics.com or writing to the full Board or any independent board member c/o Corporate Secretary, 1290 Wall Street West, Lyndhurst, New Jersey 07071. Communications received at the email address are automatically routed to the Company's Lead Independent Director with a copy to the Company's General Counsel and Corporate Secretary. The Lead Independent Director determines whether any such communication received from a shareholder should be distributed to other members of the Board. All communications received by the Corporate Secretary involving the interest of the Company or its shareholders, are forwarded to the intended directors.

•	The Audit and Finance Committee and the Board of Directors have established a procedure whereby complaints and concerns with respect to accounting, internal controls and auditing matters may be submitted to the Audit and Finance Committee. All communications received by a director from a shareholder relating to the Company's accounting, internal controls or auditing matters are immediately forwarded to the Chairman of the Audit and Finance Committee and are investigated and responded to in accordance with the procedures established by the Audit and Finance Committee. In addition, the Company has established a hotline (known as CHEQline) pursuant to which employees can anonymously report accounting, internal controls and financial irregularities (as well as compliance concerns on other laws).

•	Our policy is, where practical, to schedule the annual meeting of shareholders on a day on which we also schedule a regular meeting of the Board. This year, we have scheduled a regular meeting of the Board on the date of the annual meeting of shareholders. We encourage our directors to attend each annual meeting of shareholders and expect that all of our directors will attend the annual meeting this year. All of our directors, other than two directors who retired as of such date, attended the 2004 annual meeting of shareholders.

Board Nomination Process

•	The Governance Committee is responsible for reviewing with the Board, on an annual basis, the composition of the Board as a whole and whether the Company is being well served by the directors taking into account each director's independence, skills, experience, availability for service to the Company and other factors the Governance Committee deems appropriate. The Governance Committee is responsible for recommending director nominees to the Board, including renomination of persons who are already directors. The Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Governance Committee to recommend them to the Board, but rather believes that each nominee should be evaluated based on his or her own merits, taking into account the needs of Quest Diagnostics and the composition of the Board. Recommendations are made by the Governance Committee in accordance with the policies and principles of its charter and taking into account the following key qualifications and factors established by the Governance Committee and the Board:

™	Qualifications:

¡	Reputation for highest ethical standards and integrity consistent with Quest Diagnostics' values of Quality, Integrity, Innovation, Accountability, Collaboration and Leadership; and

¡	Relevant experience such as:

•	Chief Executive Officer or Chief Operating Officer (or similar responsibilities) current or past; or

•	Demonstrated expertise in business function(s) such as sales, operations, finance, strategy, legal or human resources; or

•	Medical practitioners and/or science and health thought leaders.

™	Other factors considered by the Governance Committee and the Board are the following:

¡	At least a majority of the directors meet the criteria for independence under the New York Stock Exchange listing standards and any categorical standards established by the Board.

¡	Prior experience as a director or executive officer of a public company.

¡	Number of current board positions and other time commitments.

¡	Overall range of skills, experience and seniority represented by the Board as a whole.

•	The Governance Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director. Shareholders may recommend candidates for consideration as director to the Governance Committee by sending an email to our Lead Independent Director or writing to the Board at the address specified under “Our Corporate Governance—Shareholder Access and Rights”. See “Information About Shareholder Proposals and Nominations for our 2006 Annual Meeting” for the deadlines and process by which you may submit director nominees for consideration by the Governance Committee for the 2006 annual meeting of shareholders. The notice should contain the proposed nominee's full name, biographical information regarding the proposed nominee and the proposed nominee's relationship to the shareholder and should be submitted in compliance with our by-laws. The Governance Committee expects to consider qualified shareholder nominees for director in the same manner as recommendations it receives from any other source.

•	The process of nominating directors is as follows. First, the Governance Committee identifies a need to add a new board member who meets specific criteria or to fill a vacancy on the Board. The Governance Committee then identifies candidates by seeking input from Board members and considering recommendations for nominees submitted by shareholders. The Governance Committee also hires third party search firms to assist in identifying and evaluating candidates for nomination. After the Governance Committee ranks the candidates, the Chairman of the Board and the Chief Executive Officer interview the candidates selected by the Governance Committee. The Lead Independent Director (who is the Chair of the Governance Committee) and other board members conduct subsequent interviews of these candidates. After the interview process, the Governance Committee re-assesses the candidates and determines which candidates the Governance Committee will recommend to the Board for nomination as a director. The Governance Committee then makes its recommendation to the entire Board, which determines which candidates are nominated by the Board of Directors or elected to fill a vacancy. A formal offer is then extended by the Chairman of the Board and the Lead Independent Director to the candidate(s) nominated or elected to fill a vacancy by the Board of Directors.

Board Practices

•	Non-management directors meet privately in executive sessions at all regularly scheduled meetings with the Lead Independent Director presiding. Independent directors meet privately in executive sessions at least once per year with the Lead Independent Director presiding.

•	The Board performs an annual assessment of its structure and performance, including reviewing the Board's activities against those set out in its Corporate Governance Guidelines and committee charters and making recommendations for changes or improvements in practices or structure.

•	The Board reviews annually senior management succession planning, and reviews Company policies for the development of management personnel.

•	Independent directors have unlimited access to officers and employees of the Company.

•	Director training sessions are scheduled regularly with senior management, our independent registered public accounting firm and compensation consultants to keep the Board updated on changes in the Company's businesses, its markets and best practices in general. Directors are also offered the opportunity to attend director education programs offered by third parties.

•	Independent directors receive a significant portion of their annual compensation in equity to further align our directors with the interest of our shareholders.

•	Independent directors have unlimited access to independent legal, financial or other advisors as they may deem necessary, without obtaining management approval.

•	The Governance Committee reviews incumbent directors prior to recommending the slate for election. The review emphasizes directors' commitment to serving the Company, attendance at meetings and commitment to shareholders, employees and other constituencies served by the Company.

•	Committee chairs and members are rotated from time to time to give the directors a broader knowledge of the Company's affairs.

•	Committees report on their activities to the Board at each Board meeting.

•	Materials related to agenda items are provided to directors sufficiently in advance of meetings to allow the directors to prepare for discussion of the items.

Code of Business Ethics and Stock Ownership of Directors and Officers

•	The Company has adopted a Code of Business Ethics (the “Code”) applicable to all directors, officers and employees. The Code is posted on the Investor Relations—Corporate Governance section of our website at www.questdiagnostics.com. Any waivers from any provisions of the Code for executive officers, senior financial officers and directors will be promptly disclosed to shareholders. In addition, any amendments to the Code, as well as any waivers from certain provisions of the Code relating to our Chief Executive Officer and senior financial officers will be posted at the above website address.

•	The Board's stock ownership guidelines require each non-management director to own at least 3,000 shares of common stock of the Company before they can receive full cash settlement for their stock option exercises.

•	The Company's stock ownership guidelines require officers to maintain a minimum ownership position in the Company stock before they can receive full cash settlement for their stock option exercises. See “Compensation Committee Report on Executive Compensation.”

•	Stock ownership information of directors and executive officers is shown in the table entitled “Stock Ownership Information” on page 22.

Board Membership Changes During 2004

       Mr. Kenneth W. Freeman retired as Chairman of the Board on December 14, 2004 after more than nine years of service to the Company. Mr. Kenneth D. Brody and Ms. Mary Cirillo retired from the Board on May 4, 2004, after more than seven years of service to the Company. Mr. John C. Baldwin, M.D. was elected to the Board on May 4, 2004. Mr. Gary M. Pfeiffer was elected to the Board on December 14, 2004.

Board Committees

       In order to fulfill its responsibilities, the Board has delegated certain authority to its committees. There are five standing committees. During 2004, the Board held eight regular meetings. Each of our directors attended at least 75% of the total number of meetings of the Board of Directors and the committees on which he or she served. All of our directors may attend meetings of any committee in which such director is not a member. Mr. Grant attended some of the meetings of the Audit and Finance committee in 2004 as a guest. The following table shows the membership of, and the number of meetings held by, each of the committees during 2004.

Directors	Audit and Finance		Compensation		Governance		Quality Safety & Compliance		Executive

John C. Baldwin, M.D.	X						X
Kenneth D. Brody[1]			X		X
William F. Buehler			X	*	X
Mary A. Cirillo[1]
James F. Flaherty III	X	*			X				X
Kenneth W. Freeman[2]									X
William R. Grant	X
Rosanne Haggerty	X						X
Surya N. Mohapatra, Ph.D.									X	*
Gary M. Pfeiffer	X
Daniel C. Stanzione, Ph.D.	X		X		X	*			X
Gail R. Wilensky, Ph.D.					X		X	*
John B. Ziegler			X				X
Number of Meetings	13		5		7		4		0

*	Chairman of the committee.
[1]	Kenneth D. Brody and Mary A. Cirillo retired from the Board as of May 4, 2004.
[2]	Kenneth W. Freeman retired from the Board as of December 14, 2004.

       A brief description of the Board committees and their functions is set forth below. Additional information about the committees can be found in the committee charters, which are available on the Investor Relations—Corporate Governance section of our website at www.questdiagnostics.com. Printed copies of these charters, the Corporate Governance Guidelines or the Code may be obtained without charge by writing to the Corporate Secretary at the Company's principal executive offices.

Audit and Finance Committee

       The Audit and Finance Committee:

•	Assists the Board in monitoring the quality and integrity of the financial statements of the Company and financial reporting procedures and the Company's compliance with legal and regulatory requirements.

•	Oversees management's accounting for the Company's financial results and reviews the timeliness and adequacy of the reporting of those results and related judgments.

•	Oversees the internal audit function and makes inquiry into the audits of the Company's books made internally and by outside independent registered public accounting firms.

•	Assists the Board in monitoring the independent registered public accounting firm's qualifications and independence and appoints and replaces the independent registered public accounting firm, oversees the independent registered public accounting firm and is responsible for the compensation of the independent registered public accounting firm.

•	Pre-approves services to be performed by the independent registered public accounting firm.

•	Informs the Board of any significant accounting matters, including critical accounting policies and judgments.

•	Advises and makes recommendations with regard to certain financing transactions and other significant financial policies and actions.

•	Establishes procedures for the receipt, retention and treatment of complaints relating to accounting, internal accounting controls, and for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.

•	May, to the extent it deems necessary or appropriate, retain independent legal, accounting or other advisors.

•	Reviews and reports to the Board on the Company's management of its financial resources.

•	Reviews the performance of the Audit and Finance Committee.

       Each member of our Audit and Finance Committee is independent under the rules of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange listing standards. Each of James F. Flaherty and Gary M. Pfeiffer qualifies as an “audit committee financial expert” as defined by the SEC. Each member of our Audit and Finance Committee is “financially literate” as required by the New York Stock Exchange listing standards. For descriptions of the experience of Mr. Flaherty and Mr. Pfeiffer see “Election of Directors” on page 5.

Compensation Committee

       The Compensation Committee:

•	Recommends to the Board the compensation of the Chief Executive Officer based on the directors' evaluation of the Chief Executive Officer and the Company's financial performance, shareholder return, competitive compensation data and other factors.

•	Annually reviews and approves for other executive officers of the Company annual base salary, annual incentive compensation, and long-term incentive compensation.

•	Has the authority to retain and terminate consultants to assist in the evaluation and compensation of directors, the Chief Executive Officer and elected officers; and has the authority to approve consultants' fees and other retention terms.

•	Reviews and recommends to the Board the compensation of Company directors.

•	Supports the Board in the senior management succession planning process.

•	Recommends to the Board the equity based, incentive compensation and retirement plans, policies and programs of the Company.

•	Reviews and approves employment agreements, severance agreements and change in control agreements, and any additional special or supplemental benefits for executive officers.

•	Administers the equity-based and incentive compensation plans of the Company.

•	Reviews the performance of the Compensation Committee.

       Each member of our Compensation Committee is independent under the New York Stock Exchange listing standards.

Governance Committee

       The Governance Committee:

•	Actively seeks individuals qualified to become Board members, and reviews and recommends possible candidates for Board membership, taking into account such criteria as independence, diversity, age, skills, occupation and experience in the context of the needs of the Board.

•	Reviews the structure of the Board, its committee structure and overall size.

•	Advises the Board regarding significant developments in corporate governance matters as well as the Company's compliance with the corporate governance guidelines.

•	Recommends for Board approval assignments of Board members to committees.

•	Reviews relationships and transactions of directors, executive officers and senior financial officers for possible conflicts of interest.

•	Monitors compliance with the Company's Code of Business Ethics.

•	Determines a schedule for regular executive sessions of the Board in which non-management directors meet without management participation.

•	Oversees and assesses the processes by which management provides information to the Board, as well as the quality and timeliness of the information received.

•	Leads the Board and each committee of the Board in its annual performance self-evaluation.

•	Reviews the performance of the Governance Committee.

       Each member of our Governance Committee is independent under the New York Stock Exchange listing standards.

Quality, Safety & Compliance Committee

       The Quality, Safety & Compliance Committee:

•	Reviews the Company's policies, programs and performance relating to billing compliance, environmental health and safety, equal opportunity employment practices, fraud and abuse, and medical quality assurance to insure continuous improvement and compliance with applicable rules and regulations.

•	Reviews legal matters pertinent to the Company, and the Company's compliance with its legal and regulatory obligations.

•	Reviews and recommends to the Board action with respect to significant external and internal investigations as they relate to possible violations of law by the Company or its directors, officers, employees or agents.

•	Monitors and reports to the Board status of significant regulatory, legislative and legal developments affecting the business of the Company.

•	Reports to the Audit and Finance Committee regarding material legal matters and compliance with legal and regulatory requirements.

•	Reviews the performance of the Quality, Safety & Compliance Committee.

       Each member of our Quality, Safety & Compliance Committee is independent under the New York Stock Exchange listing standards.

Executive Committee

       The Executive Committee:

•	Acts for the Board when Board action is required except with respect to certain major corporate matters, such as mergers, election of directors, removal of directors or the Chief Executive Officer, amendment of the Company's charter or by-laws, declaration of dividends, incurring indebtedness in excess of $20 million and such matters as are delegated to other committees of the Board.

Lead Independent Director

       The Board of Directors has elected Daniel C. Stanzione, Ph.D., as the Lead Independent Director. The principal responsibilities of the Lead Independent Director are to:

•	preside over any executive session of the non-management directors or the independent directors;

•	participate with the Chairman of the Board and Chief Executive Officer in the preparation of the agenda for Board meetings;

•	serve as a member of the Executive Committee;

•	coordinate providing timely feedback from the directors to the Chairman of the Board and Chief Executive Officer;

•	be identified on the Company's website and in the Company's annual proxy statement as the principal contact for shareholder communications with the Board; and

•	monitor on behalf of, and discuss with, the non-management directors of the Company any shareholder communications received by such non-management directors.

Director Independence

       The Board of Directors assesses the independence of each director annually in accordance with the Company's Corporate Governance Guidelines, the New York Stock Exchange listing standards and with respect to members of the Audit and Finance Committee, the rules of the SEC. No director is considered independent unless the Board of Directors determines that the director has no direct or indirect material relationship with the Company.

       The Board has determined that, following the 2005 annual meeting of shareholders, assuming election of the Board's four nominees for director, seven of the ten directors are independent in accordance with the standards specified above. The directors that the Board has determined to be independent are William F. Buehler, Rosanne Haggerty, Gary M. Pfeiffer, Daniel C. Stanzione, Gail R. Wilensky, John B. Ziegler and John C. Baldwin. The three directors who the Board has determined are not independent are Surya N. Mohapatra, the Chairman of the Board, President and Chief Executive Officer of the Company, James F. Flaherty and William R. Grant. Dr. Mohapatra was not deemed independent as he is the President and Chief Executive Officer of the Company. Mr. Flaherty's brother-in-law is a tax partner with PricewaterhouseCoopers LLP, independent registered public accounting firm of the Company and under the New York Stock Exchange listing standards, Mr. Flaherty is not deemed independent. To the best knowledge of the Company, the Company has never had any professional relationship or contact with Mr. Flaherty's brother-in-law. Under the New York Stock Exchange's transition rules implementing its independence standards, Mr. Flaherty was eligible to serve on the Audit and Finance Committee and the Governance Committee during 2004 but he will no longer be eligible after the Company's 2005 annual meeting of shareholders. Mr. Grant does not have any relationships that fall within the scope of the “bright line” tests under the New York Stock Exchange listing standards. However, the Company has made investments in several companies in which Mr. Grant and/or Galen Associates, of which Mr. Grant is the Chairman, has made investments. In light of these investments and additional investment opportunities that Mr. Grant brings to the attention of the Company from time to time, the Board has determined that Mr. Grant should not be considered independent. In accordance with the Company's Corporate Governance Guidelines and the Governance Committee Charter, all such transactions are reviewed by the Governance Committee before they are consummated.

       The Board has determined that John M. Ziegler is independent notwithstanding that he has certain relationships with the Company that the Board believes are not material. Mr. Ziegler is the President, Worldwide Consumer Healthcare of GlaxoSmithKline plc, which beneficially owns approximately 18% of the outstanding common stock of the Company. The common stock of Quest Diagnostics that GlaxoSmithKline beneficially owns was issued in August 1999 in connection with the acquisition of SmithKline Beecham Clinical Laboratories, Inc. (“SBCL”). In connection with the acquisition, the Company entered into a clinical trials agreement. These transactions are described below under “Related Transactions.” Mr. Ziegler was not involved with the negotiation of any of these arrangements.

       As part of its assessment of the independence of the directors, the Board has reviewed the commercial relationships between Quest Diagnostics and each company with which any non-employee director of Quest Diagnostics is affiliated or is an employee or a director. The Board has determined that none of these relationships is material based on a broad review of the facts and circumstances of each relationship, including the fact that, in each case, the aggregate amount of any commercial transactions between Quest Diagnostics and any such company in any of the last three fiscal years of such company was not in excess of 1% of the consolidated gross revenues of the such other company.

Related Transactions

GlaxoSmithKline

       SmithKline Beecham Corporation, a subsidiary of GlaxoSmithKline, owns 18,252,154 shares of Quest Diagnostics' common stock as of March 15, 2005, which it obtained on August 16, 1999 as consideration, together with $1.025 billion in cash (prior to giving effect to a $95 million post-closing purchase price reduction), for its sale of SBCL to Quest Diagnostics. SmithKline Beecham Corporation (“SmithKline Beecham”) originally received 25,128,672 shares in the transaction (adjusted for the stock split in May 2001). On June 25, 2004, Quest Diagnostics repurchased 1,176,518 shares from SmithKline for $86.13 per share. On December 14, 2004, Quest Diagnostics repurchased 2,700,000 shares from SmithKline Beecham for $94.19 per share. The purchase price for each of these stock trades was a negotiated discount to the then current market price of Quest Diagnostics' common stock. In addition to the two agreements discussed below, in connection with the purchase of SBCL, SmithKline Beecham agreed to indemnify Quest Diagnostics, on an after tax basis, against certain matters primarily related to taxes and billing and professional liability claims. At December 31, 2004, accounts payable and accrued expenses included $28 million due to SmithKline Beecham, primarily related to tax benefits associated with indemnifiable matters.

Stockholders Agreement

       At the closing of the acquisition of SBCL, SmithKline Beecham and Quest Diagnostics entered into a stockholders agreement. During the ten-year term of the stockholders agreement, SmithKline Beecham has the right to designate two nominees to the Quest Diagnostics' Board of Directors (or, if required by UK GAAP, three nominees if the Company's Board of Directors consists of more than ten directors) as long as SmithKline Beecham owns at least 20% of the outstanding common stock of Quest Diagnostics and one nominee to the Quest Diagnostics Board of Directors as long as SmithKline Beecham owns at least 10% of the outstanding common stock of Quest Diagnostics. The stockholders agreement imposes limitations on the right of SmithKline Beecham to sell or vote its shares and prohibits SmithKline Beecham from acquiring in excess of 29.5% of the outstanding common stock of Quest Diagnostics.

Clinical Trials Agreement

       At the closing of the acquisition of SBCL, SmithKline Beecham and Quest Diagnostics entered into a global clinical trials testing agreement, under which Quest Diagnostics would serve as the primary provider of SmithKline Beecham's clinical trials testing requirements for ten years. In December 2002, Quest Diagnostics entered into a new long-term agreement with GlaxoSmithKline plc (formed from the SmithKline Beecham and Glaxo Wellcome merger in December 2000) under which Quest Diagnostics will be the exclusive provider of central laboratory testing services to support GlaxoSmithKline's global clinical testing requirements. In addition, on a selected basis, Quest Diagnostics will provide support for other early stage research and development activity. GlaxoSmithKline will pay Quest Diagnostics based upon a fee schedule attached to the global clinical trials agreement, subject to adjustment. During 2004, Quest Diagnostics billed approximately $74 million to GlaxoSmithKline with respect to services primarily performed under the clinical trials agreement. This amount represents approximately 1.5% of Quest Diagnostics' net revenues for 2004 and about 0.2% of GlaxoSmithKline's net revenues for 2004.

STOCK OWNERSHIP INFORMATION

       The following table shows, as of March 15, 2005, the number of shares of Quest Diagnostics' common stock beneficially owned by (1) each person who is known to Quest Diagnostics to own beneficially more than 5% of the Company common stock, (2) each director of Quest Diagnostics and each nominee, (3) each named executive officer and (4) all directors, nominees and executive officers of Quest Diagnostics as a group.

Name	Number of Shares Beneficially Owned(6)		Percentage of Class(2)(3)
GlaxoSmithKline plc	18,252,154	(1)	18.02%
John C. Baldwin	3,333	(2)	*
William F. Buehler	54,684	(2)	*
James F. Flaherty III	21,939(2)	(5)	*
Kenneth W. Freeman	1,182,229(3)(5)(	8)	1.17%
William R. Grant	69,014	(2)	*
Robert A. Hagemann	244,437	(3)	*
Rosanne Haggerty	22,499	(2)	*
Gerald C. Marrone	178,874(3)	(8)	*
Surya N. Mohapatra	442,071(3)	(7)	*
Gary M. Pfeiffer	1	07	*
Michael E. Prevoznik	144,691	(3)	*
Daniel C. Stanzione	32,611	(2)	*
Gail R. Wilensky	38,611	(2)	*
David M. Zewe	171,580	(3)	*
John B. Ziegler	39,696(2)	(4)	*
All Directors, Nominees and Executive Officers as a Group (16 persons)	20,934,283(2)(3)(5)	(7)	20.67%

 * Less than 1%.

(1)	The business address of GlaxoSmithKline plc is Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex UB6/ONN, England. The ownership information is based solely on the information contained on a Schedule 13D filed by GlaxoSmithKline plc with the SEC in December 2004, as amended. SmithKlineBeecham Corporation, a wholly owned subsidiary of GlaxoSmithKline plc, holds the shares of record.

(2)	Includes options issued under the Stock Option Plan for Non-Employee Directors that are presently exercisable or exercisable within 60 days. Mr. Baldwin, Mr. Buehler, Mr. Flaherty, Mr. Grant, Ms. Haggerty, Dr. Stanzione, Dr. Wilensky, and Mr. Ziegler have the right to purchase 3,333; 49,537; 15,939; 69,014; 22,499; 29,999; 35,999; and 39,696 shares, respectively, pursuant to such presently exercisable options.

(3)	Includes shares of common stock of the Company which are subject to options issued under the 1999 Plan that are presently exercisable or exercisable within 60 days. Dr. Mohapatra, Mr. Freeman, Mr. Hagemann, Mr. Prevoznik, Mr. Zewe and Mr. Marrone have the right to purchase 383,536; 963,888; 201,873; 131,189; 150,526; and 134,112 shares, respectively, pursuant to such presently exercisable options.

(4)	Mr. Ziegler was nominated to be a director of the Company by SmithKline Beecham plc, a subsidiary of GlaxoSmithKline plc, pursuant to the Shareholders Agreement discussed above. Mr. Ziegler, President, Worldwide Consumer Healthcare of GlaxoSmithKline, disclaims beneficial ownership of the shares of common stock of the Company owned by SmithKline Beecham.

(5)	Includes 1,432 shares of common stock of the Company owned by the children of certain directors as to which they disclaim beneficial ownership.

(6)	Except as discussed in footnote 1 above, all directors and other executive officers have sole voting power and sole dispositive power over all shares of common stock of the Company beneficially owned by them.

(7)	Includes 20,000 shares of common stock of the Company directly beneficially owned by Dr. Mohapatra as grantor/trustee of a qualified Grantor Retained Annuity Trust.

(8)	Mr. Freeman and Mr. Marrone are no longer executive officers of the Company. The ownership information is based solely on information contained in Form 4's filed by Mr. Freeman on December 14, 2004 and by Mr. Marrone on February 28, 2004.

DIRECTORS' COMPENSATION

       The following table sets forth the compensation of the non-employee directors of the Company during 2004.

2004 Compensation of Non-Employee Directors

Director	Total Cash Compensation(4)	Annual Option Grants(5)(6)
John C. Baldwin(1)	$39,084	10,000
Kenneth D. Brody(2)	22,125	0
William F. Buehler	65,750	10,000
Mary A. Cirillo(2)	16,125	0
James F. Flaherty III	89,750	10,000
William R. Grant	53,750	10,000
Rosanne Haggerty	61,250	10,000
Gary M. Pfeiffer(3)	4,417	5,000
Daniel C. Stanzione	92,000	10,000
Gail R. Wilensky	57,500	10,000
John B. Ziegler	52,250	10,000

(1)	Elected as a director on May 4, 2004.

(2)	Retired as a director on May 4, 2004.

(3)	Elected as a director on December 13, 2004. The annual option grant is prorated.

(4)	These amounts represent the annual retainer fee, committee chair fees and meeting fees paid to non-employee directors. As more fully described below, directors may elect to receive these amounts in cash or options. In addition, directors may also elect to defer these amounts pursuant to the Deferred Compensation Plan for Directors. Stock option grants issued in lieu of director's fees vest on the date of grant and are immediately exercisable.

(5)	The option vests in three equal annual installments, beginning on the first anniversary date of the grant of the option.

(6)	Does not include options issued to directors in lieu of director fees.

Fees and Benefit Plans for Non-Employee Directors

       Annual Cash Retainer Fees. Non-employee directors receive an annual cash retainer fee of $35,000, payable in quarterly installments of $8,750 each.

       Meeting Fees. Non-employee directors receive a meeting fee of $1,500 for attending each regularly scheduled Board or committee meeting at which a majority of directors attend in person and $750 for attending a Board or committee meeting at which a majority of directors attend by telephone. Each director who serves as chair of a committee receives an additional $6,000 annual fee, except the Chair of the Audit and Finance Committee and the Chair of the Governance Committee, who each receive an additional $30,000 annual fee.

       Non-Employee Director Stock Option Plan. Each non-employee director also participates in the Prior Director Plan described under “Matters to be considered at the 2005 Annual Meeting-Approval of Amended Director Long-Term Incentive Plan.” The Prior Director Plan currently authorizes (on the date of the annual meeting of shareholders) the grant of non-qualified stock options to acquire 10,000 shares of common stock of Quest Diagnostics to each non-employee director. The Prior Director Plan, as approved by shareholders in 1998, had authorized the issuance of options to acquire 18,000 shares of common stock of Quest Diagnostics as adjusted for the stock split in May 2001, to each non-employee director. However, the Board of Directors subsequently amended the Prior Director Plan to reduce the number of options issued in connection with the annual meeting of shareholders. Under the Prior Director Plan, in the event that a person is elected as a director of Quest Diagnostics other than on the date of the annual meeting of shareholders, the Board of Directors may grant to such director, on his/her election, an option to acquire a number of shares (not to exceed 10,000) that is proportional to the fraction of a year remaining until the next annual meeting of shareholders consistent with the most recent annual option grant to other directors at the previous annual meeting of shareholders. The annual option grants vest in three equal installments beginning on the first anniversary of the date of the grant.

       On the Director Plan Effective Date and the date of the annual meeting of stockholders of each year commencing on January 1, 2006, all of the Company's non-employee directors who continue as directors may be granted an option and/or a stock award, in such proportions as the Compensation Committee may determine, covering an aggregate of not more than 10,000 shares of common stock of the Company.

       A director may elect to receive his or her annual retainer and meeting fees in options in lieu of cash. The number of options issued in lieu of cash for the retainer and meeting fees is based on the estimated value of such options using the Lattice pricing model. Currently, three directors have elected to receive options in lieu of cash. An option grant issued in lieu of the retainer and meeting fees vests immediately on grant. All options granted under the Prior Director Plan, once vested, are exercisable through the tenth anniversary of the date of grant even if the director's service on the Board terminates for any reason. The aggregate number of shares of common stock of Quest Diagnostics, which may be issued pursuant to the exercise of options granted under the Prior Director Plan, may not exceed 1,000,000 (subject to adjustments in certain circumstances). The exercise price of all stock options issued under the Prior Director Plan is the fair market value of Quest Diagnostics' common stock on the date of grant.

       Deferred Compensation Plan for Directors. Under the Quest Diagnostics deferred compensation plan for directors, each director may elect to defer, until a date specified by him or her or until his or her termination of service as a director, receipt of all or a portion of his or her cash compensation. Such plan provides that amounts deferred may be allocated to (i) a cash account under which amounts deferred may earn interest, compounded quarterly, at the base rate of Citibank, N.A. in effect on certain specified dates, (ii) a market value account, the value of which will be based upon the market value of Quest Diagnostics' common stock from time to time, or (iii) a combination of such accounts. All non-employee directors are eligible to participate in such plan. Currently, three directors have elected to defer compensation pursuant to such plan.

       Dr. Mohapatra and Mr. Freeman, the only employee directors, received no additional compensation for serving on the Board or any committee of the Board.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

       The compensation of the Company's executive officers (other than the Chief Executive Officer) is approved by the Compensation Committee. The Chief Executive Officer's Compensation is first approved by the Compensation Committee and then also approved by the Board of Directors.

Summary Compensation Table

       The following table shows the compensation for the past three years of the two people who served as Chief Executive Officer during 2004 and each of Quest Diagnostics' other four most highly compensated executive officers (the “named executive officers”).

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
Awards
Name and Principal Positions	Year	Salary	Bonus	Other Annual Comp.(1)		Restricted Stock Awards(2)	Securities Underlying Options	LTIP Payments	All Other Comp.(3)

Surya N. Mohapatra Chairman, President & Chief Executive Officer	2004 2003 2002	$900,192 597,846 520,000	$1,163,400 586,647 513,344	$137,945 36,913 36,913	(4)	$0 0 0	173,141 184,593 81,618	$0 0 0	$14,797 97,226 91,893
Kenneth W. Freeman(5) Former Chief Executive Officer	2004 2003 2002	$1,167,846 1,091,525 785,200	$2,068,700 1,243,901 1,356,512	$83,419 0 228,237		$0 4,890,000 0	0 700,000 200,000	$0 0 0	$1,602,631 82,853 101,915
Robert A. Hagemann Senior Vice President and Chief Financial Officer	2004 2003 2002	$431,508 379,554 312,000	$368,742 292,165 289,140	$2,575 0 0		$0 0 0	73,610 90,391 36,516	$0 0 0	$42,881 28,885 24,590
David M. Zewe Senior Vice President, Diagnostic Testing Operations	2004 2003 2002	$448,728 415,569 375,000	$294,798 237,964 277,650	$0 0 0		$0 0 0	43,177 78,000 38,000	$0 0 0	$41,371 30,137 27,097
Michael E. Prevoznik Senior Vice President and General Counsel	2004 2003 2002	$374,042 320,656 280,800	$239,660 163,558 220,579	$8,093 37,249 37,249		$0 0 0	40,562 36,000 36,075	$0 0 0	$32,676 75,649 69,584
Gerald C. Marrone(6) Senior Vice President Administration	2004 2003 2002	$154,593 357,672 345,800	$71,745 174,687 256,030	$5,048 125,000 125,000		$0 0 0	25,281 71,617 31,496	$0 0 0	$20,881 26,982 27,367

(1)	Amounts shown represent perquisites provided to the named executive officers valued at their incremental cost to the Company.

(2)	As of December 31, 2004, there was no unvested restricted stock for any of the named executive officers.

(3)	All other compensation for 2004 consists of the following:
	Dr. Mohapatra	Mr. Freeman	Mr. Hagemann	Mr. Zewe	Mr. Prevoznik	Mr. Marrone
Restricted stock dividend payments	$2,497	$34,167	$812	$1,123	$1,124	$1,124
Matching contributions under Company's Profit Sharing (401(k)) Plan	$12,300	$12,300	$11,224	$11,346	$12,300	$10,324
Matching contributions under Supplemental Deferred Compensation Plan	$0	$0	$30,845	$28,902	$19,252	$9,433

(4)	Amounts shown represent perquisites provided to Dr. Mohapatra valued at their incremental cost to the Company, including legal fees for negotiating Dr. Mohapatra's employment agreement of $111,283.

(5)	Mr. Freeman's bonus in 2004 includes a special cash bonus of $500,000. Amounts shown in the “Other Annual Compensation” for 2004 represent perquisites provided to Mr. Freeman valued at their incremental cost to the Company, including legal fees for negotiating amendments to Mr. Freeman's employment agreement of $77,199. In addition, Mr. Freeman's “All Other Compensation” for 2004 includes the amounts shown for Mr. Freeman in footnote 3 and the following severance payments: $630,000 for a pro rated target bonus for the period from December 14, 2004 to May 3, 2005, $476,164 relating to Corning Transferee Pension Plan costs and $450,000 in additional severance pay.

(6)	Mr. Marrone retired from the Company on May 1, 2004.

Option Grants

       The following table sets forth certain information regarding options granted in 2004 to the named executive officers pursuant to stock option plans. No stock appreciation rights (SARs) were granted in 2004.

Option/SAR Grants in 2004

	Individual Grants					Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
Executive	Number of Securities Underlying Options Granted		% of Total Options Granted to All Employees in Fiscal Year	Exercise Price	Expiration Date	Gain at 0%	Gain at 5%	Gain at 10%

Surya N. Mohapatra	170,000	(1)	8.0%	$80.86	2/19/2014	0	8,644,377	21,906,548
Surya N. Mohapatra	3,141	(2)	0.1%	$82.82	2/03/2009	0	66,567	145,841
Kenneth W. Freeman	0		0%	NA	NA	NA	NA	NA
Robert A. Hagemann	70,000	(3)	3.3%	$80.86	2/19/2014	0	3,559,449	9,020,343
Robert A. Hagemann	1,953	(2)	0.1%	$86.26	8/16/2009	0	49,184	109,395
Robert A. Hagemann	1,657	(2)	0.1%	$86.26	7/30/2008	0	32,936	71,383
David M. Zewe	40,000	(3)	1.9%	$80.86	2/19/2014	0	2,033,971	5,154,482
David M. Zewe	3,177	(2)	0.1%	$82.91	8/16/2009	0	81,076	181,518
Michael E. Prevoznik	36,000	(3)	1.7%	$80.86	2/19/2014	0	1,830,574	4,639,034
Michael E. Prevoznik	4,562	(2)	0.2%	$81.28	8/16/2009	0	114,132	255,524
Gerald C. Marrone	22,000	(3)	1.0%	$80.86	2/19/2014	0	1,118,684	2,834,965
Gerald C. Marrone	3,281	(2)	0.2%	$80.29	8/16/2009	0	81,084	181,535
All Employees	2,124,057		100%

(1)	The option vests in three equal annual installments beginning February 19, 2005 and vests immediately upon a change in control (as defined below under “Employment Agreements” with respect to Surya N. Mohapatra) or termination of employment by reason of death or disability. In addition, upon a termination without “cause” by the Company or by Dr. Mohapatra for “good reason” (as both terms are defined in his employment agreement), the option shall continue to vest until the second anniversary of such termination (or the third anniversary if such termination is within 90 days prior to or two years following a “change in control”) and upon a notice of non-renewal following the expiration of the initial term of Dr. Mohapatra's employment agreement on December 31, 2006, the remaining options shall vest. The option may not be exercised prior to February 19, 2008 except in the case of a termination of employment (other than for “cause” or without “good reason”), in which case the option may be exercised beginning on the earlier of the one year after the option is vested or one year after the date of termination.

(2)	Represent reload option granted under the terms of option agreements issued prior to 2003. The reload option is exercisable on or after the first anniversary of the date of grant.

(3)	The option vests in three equal annual installments beginning February 19, 2005, and vests immediately upon a change of control (as defined below under “Severance Arrangements” with respect to the other named executive officers) or termination of employment by reason of death or disability. In addition, on a termination of employment prior to February 19, 2008 (other than for cause), the executive will vest in an additional percentage of the option as if the option had vested on a monthly basis. The option may not be exercised prior to February 19, 2008.

Option Exercises and Fiscal Year-End Values

       The following table sets forth certain information regarding stock option exercises by the named executive officers during 2004 and the number of shares of Quest Diagnostics' common stock covered by both exercisable and unexercisable stock options as of December 31, 2004, for the named executive officers.

Aggregate Option/SAR Exercises in Fiscal Year 2004
& 2004 Fiscal Year-End Option/SAR Values(1)

			Number of Securities Underlying Unexercised Options at 12/31/04		Value of Unexercised In-the-Money Options at 12/31/04(2)
Name	Shares Acquired on Exercise	Value Realized(3)	Exercisable	Unexercisable	Exercisable	Unexercisable

Surya N. Mohapatra	27,289	$1,999,954	302,303	284,142	$18,197,244	$7,051,727
Kenneth W. Freeman	1,103,010	79,081,384	872,221	116,667	37,672,673	3,802,341
Robert A. Hagemann	26,794	1,999,937	138,429	126,778	8,081,782	3,242,957
David M. Zewe	28,650	1,991,059	98,516	92,011	5,053,509	2,577,890
Michael E. Prevoznik	28,500	1,969,635	102,793	84,396	5,621,266	2,345,253
Gerald C. Marrone	50,000	3,468,409	101,497	62,949	5,228,515	1,887,705
Totals	1,264,243	$90,510,378	1,615,759	766,943	$79,854,989	$20,907,873

(1)	There are no SARs presently outstanding.

(2)	“Value of Unexercised In-the-Money Options” is the aggregate, calculated on a grant-by-grant basis, of the product of the number of unexercised options at the end of fiscal 2004 (taking into account grants made in respect of the 2004 fiscal year) multiplied by the difference between the exercise price for the grant and the closing price of a share of Company common stock on December 31, 2004 ($95.55). Grants for which the exercise price is greater than the closing price of a share of Company common stock on that day are valued at zero.

(3)	“Value Realized” is calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at exercise.

Equity Compensation Plan Information

       The following table provides information as of December 31, 2004 about our common stock that may be issued upon of the exercise of options, warrants and rights under our existing equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(c)

Equity compensation plans approved by security holders	8,376,285	$58.98	3,266,699
Equity compensation plans not approved by security holders	—	not applicable	1,189,964

Total	8,376,285	$58.98	4,456,663

       The only equity compensation plan that has not been approved by the Company's shareholders is the Company's Employee Stock Purchase Plan, or ESPP. The ESPP was adopted prior to the spin-off of the Company in 1996 and, as a result of action taken by the Board in 2001, has a term ending on December 31, 2006. The ESPP permits employees to purchase the Company's common stock each calendar quarter through payroll deductions. The purchase price is 85% of the closing market price on the last business day of the calendar quarter (or, if lower, the closing market price on the first business day of the calendar quarter). In 2005, the Company's ESPP was amended such that effective July 1, 2005, the purchase price of the stock will be 85% of the market price of the Company's common stock on the last business day of each calendar month. In certain cases, such as a subdivision of stock or payment of a stock dividend, the number of shares approved for the program and share limitations will be increased proportionately, and such other adjustment will be made as may be deemed equitable by the Board of Directors. In the event of any other change affecting the common stock of the Company, the Board of Directors will make an adjustment that it deems equitable to give proper effect to that event. The ESPP authorizes the issuance of 4,000,000 shares of the Company's common stock. The number of securities reflected in the table above for the ESPP includes the share allocation for the fourth quarter of 2004, which were issued in January 2005.

Pension Plans

       None of the executive officers of Quest Diagnostics is currently an active participant in a qualified defined benefit plan of Quest Diagnostics.

       Effective as of January 1, 1997, Quest Diagnostics adopted the Executive Retirement Supplemental Plan (“SRP”), a nonqualified, unfunded defined benefit plan for the benefit of certain key employees of Quest Diagnostics who are former employees of Corning Incorporated (“Corning”), including Mr. Freeman. No other executive officers are covered under the SRP. The SRP is intended to provide benefits approximately equal to the difference between the benefits provided for under Corning's qualified and non-qualified pension plans and the benefits which would have been payable thereunder but for the termination of employment with Corning of such employees.

       Prior to June 1, 1995, Mr. Freeman was eligible to participate in, and accrue benefits under, Corning's Pension Plan for Salaried Employees, a qualified defined benefit plan. Benefits paid under this plan are based upon career earnings (regular salary and cash bonus) and years of credited service. Corning maintains non-qualified supplemental pension plans pursuant to which it will pay amounts approximately equal to the difference between the benefits provided under the Corning's Pension Plan for Salaried Employees and benefits which would have been paid thereunder but for the limitations of the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. Certain employees including Mr. Freeman, participate in the Corning Executive Supplemental Pension Plan, which pays benefits based upon final average compensation (the highest five consecutive calendar years in the ten calendar years immediately preceding termination) and years of service.

       Under Mr. Freeman's employment agreement, Mr. Freeman's benefits under the SRP (together with the benefits under the Corning defined benefit plans) were modified to provide that his benefit would generally be calculated based on (a) 37 years of credited service in the event of his termination other than for cause, (b) final average compensation of the three highest calendar years' annual cash compensation; and (c) a life annuity commencing on his 55th birthday (or, if later, his termination of employment) without any actuarial reduction to take into account that the benefit begins before his 60th birthday. The employment agreement also provided for the payment of cash bonuses that are reflected in the “Summary Compensation Table.” Based on these modifications and based on Mr. Freeman's salary and bonus for all prior years, including 2004, Mr. Freeman would receive under the SRP (together with the benefits under the Corning defined benefit plans), an annual benefit of approximately $1,468,344 payable as a straight life annuity commencing at age 55. The employment agreement also provides Mr. Freeman the right to a lump sum payment option payable on his 55th birthday (or, if later, his termination of employment). Under Mr. Freeman's employment agreement, as amended, which is described in more detail below, the Company agreed to pay a cash amount of $78,745 (subject to withholding for all applicable withholding taxes) in settlement of a disagreement with respect to the impact on Mr. Freeman's benefit under the SRP of mandatory contribution requirements under the Corning plan.

       On December 14, 2004, the Board adopted a Supplemental Executive Retirement Plan covering our Chairman of the Board, President and Chief Executive Officer, Surya N. Mohapatra, Ph.D. (the “SERP”). Adoption of the SERP was mandated under the employment agreement with Dr. Mohapatra. The SERP provides Dr. Mohapatra with a retirement benefit should he leave the Company after eight full years of service, taking into account all service since his employment in February 1999. However, if his employment is terminated by the Company for any reason other than for “cause” (as defined in the SERP) (including a notice of non-renewal of the employment agreement by the Company) or by Dr. Mohapatra for “good reason” (as defined in the SERP) or upon his “disability” (as defined in the SERP) or death before he completes eight full years of service, he will be deemed to have the eight years of service. Under the SERP, Dr. Mohapatra will be entitled to an annual retirement benefit equal to 1.5% times the average of his final three years pay (base salary plus regular annual bonus) times his Years of Credited Service. Under the SERP, “Years of Credited Service” is equal to 1.13 times the number of completed calendar months of employment with the Company, whether or not consecutive, divided by 12 (1.29 is used as a multiple instead of 1.13 if before Dr. Mohapatra attains the age of 60, the Company provides Dr. Mohapatra with a notice of non-renewal of his employment agreement or his employment is terminated by the Company other than for “cause” or by Dr. Mohapatra for “good reason”). If the benefit is payable before he attains age 62, the amount may be actuarially reduced. Unless Dr. Mohapatra elects otherwise, his benefit will be payable in a lump sum. The benefits received by Dr. Mohapatra under the SERP are not subject to reduction for Social Security or to any other offset. In addition, with the adoption of the SERP, Dr. Mohapatra waived participation in the Supplemental Deferred Compensation Plan of the Company for 2005 and thereafter.

       The following table shows the estimated maximum retirement benefit under the SERP for Dr. Mohapatra at various combinations of pay and years of service at retirement or termination under the circumstances described above, stated as an annual pension payment beginning at age 62.

Pension Plan Table

	Years of Service
Final Average Total Compensation ($)	8	10	15

1,500,000	203,400	254,250	381,375
1,600,000	216,960	271,200	406,800
1,700,000	230,520	288,150	432,225
1,800,000	244,080	305,100	457,650
1,900,000	257,640	322,050	483,075
2,000,000	271,200	339,000	508,500
2,100,000	284,760	355,950	533,925
2,200,000	298,320	372,900	559,350
2,300,000	311,880	389,850	584,775
2,400,000	325,440	406,800	610,200

       In the table above, “Final Average Total Compensation” is calculated based on the average of Dr. Mohapatra's most recent three years pay (base salary and annual bonus) and assumes that Dr. Mohapatra is fully vested in his retirement benefit under the SERP (i.e., for the purpose of the table, Dr. Mohapatra is deemed to have completed the eight years of service). In determining the maximum retirement benefit provided in the table above, we have used the multiple of 1.13 to calculate the benefit with respect to the “Years of Credited Service” of Dr. Mohapatra. The “Final Average Total Compensation” for the most recent years(s) considered in the calculations reported here will be found in the “Summary Compensation Table” on page 25 in the columns labeled “Salary” and “Bonus”. As of March 1, 2005, Dr. Mohapatra has six years of service, as rounded to the nearest full year.

Employment Agreements

Employment Agreement of Dr. Mohapatra

       In November 2003, Dr. Mohapatra entered into an employment agreement with Quest Diagnostics (the “Agreement”). The initial term of the Agreement ends on December 31, 2006. The Agreement provides:

•	An annual base salary of no less than $875,000, which base salary may be increased at the discretion of the Board of Directors or the Compensation Committee and shall be reviewed annually and be adjusted to reflect (among other factors) increases generally granted to other senior executives of Quest Diagnostics and Dr. Mohapatra's performance.

•	An annual target cash bonus not less than 120% of annual base salary as in effect from time to time, in accordance with the Management Incentive Plan and its financial performance targets. The target bonus as a percentage of base salary shall be reviewed annually for increase by the Board of Directors or the Compensation Committee.

•	The participation by Dr. Mohapatra in all employee and welfare plans offered by Quest Diagnostics to its senior executive officers (“Benefit Plans”) on a basis that is no less favorable than that made available to other senior executive officers.

•	The entitlement by Dr. Mohapatra to perquisites at least as favorable as those provided to other senior executive officers of Quest Diagnostics, including reimbursement for reasonable business expenses, the costs of an executive driver for business purposes, limited relocation expenses and such other additional compensation or benefits approved by the Board of Directors.

•	A grant of 170,000 stock options for 2004 subject to the same terms and conditions as options granted to other executive officers, except as otherwise noted in the Agreement.

•	Upon a “change in control” (as defined in the Agreement), that all outstanding equity awards shall immediately vest; upon a termination by death, that all outstanding stock options, earned shares of incentive stock and other awards granted by the Company to Dr. Mohapatra shall immediately vest; upon a termination by “disability” (as defined in the Agreement), that outstanding stock options shall immediately vest; upon a termination without “cause” (as defined in the Agreement) by the Company or by Dr. Mohapatra for “good reason” (as defined in the Agreement), that outstanding stock options shall continue to vest until the second anniversary of such termination (or the third anniversary if such termination is within 90 days prior to or two years following a “change in control”); and upon a notice of non-renewal following the expiration of the initial term of the Agreement on December 31, 2006, that outstanding stock options shall continue to vest for 18 months. In all such cases, vested stock options shall remain exercisable for their original term.

•	The establishment of a SERP, the terms of which are described above under “Pension Plans”.

•	Upon a termination by death or “disability”, that three years of salary and target bonus and Dr. Mohapatra's target annual bonus award (including the stock and cash component) earned during employment but unpaid shall be payable in a lump sum in the case of death and in equal monthly installments in the case of “disability”, that a pro-rata target bonus for the year of termination shall be payable in a lump sum following termination of employment and that Dr. Mohapatra and his eligible dependents shall have continued coverage under Benefit Plans for three years in the case of death and for the earlier of the third anniversary of the date of termination and the date on which Dr. Mohapatra obtains comparable coverage from subsequent employment in the case of “disability”.

•	Upon a termination without “cause” by the Company or by Dr. Mohapatra for “good reason,” that salary and target bonus shall be payable in equal monthly installments for the longer of two years and the remaining period of the employment term of Dr. Mohapatra under the Agreement, that his target annual bonus award (including the stock and cash components) earned during employment but unpaid shall be payable in monthly installments and that Dr. Mohapatra and his eligible dependents shall have continued coverage under Benefit Plans for the earlier of the second anniversary of the date of termination and the date on which he obtains comparable coverage from subsequent employment; provided that if such termination is within 90 days prior to or two years following a “change in control,” the benefit coverage period shall be three years, Dr. Mohapatra shall receive a lump sum payment of three times base salary and target bonus in lieu of monthly payments, plus his target annual bonus award earned during employment (including the stock and cash component) and he shall be entitled to gross-up payments for excise taxes, if applicable.

•	A one-year non-compete and a one-year nonsolicit of customers and employees following termination for any reason; provided that if Dr. Mohapatra is receiving severance following a notice of non-renewal of the initial term of the Agreement ending on December 31, 2006, the restriction period shall be 18 months.

•	Under the Agreement:

¡	“cause” means (i) conviction of Dr. Mohapatra for a felony or (ii) the commission by Dr. Mohapatra of fraud or theft against, or embezzlement from, Quest Diagnostics.

¡	“good reason” includes, without Dr. Mohapatra's prior written consent (except in the case of a “change in control”, as described below), the occurrence of one or more of the following circumstances which is not remedied by the Company within 30 days of receipt of a notice of termination from Dr. Mohapatra, (1) an assignment to him of any duties materially inconsistent with his position, duties, responsibilities, and status with Quest Diagnostics, or any material limitation of his powers not consistent with his powers as contemplated in the section of the Agreement describing the duties of Dr. Mohapatra, (2) removal of, or a failure to re-elect Dr. Mohapatra to, the position of President, Chief Executive Officer or as a member of the Board of Directors (unless in the case of the failure to re-elect him to the Board of Directors, the Board of Directors nominated him as a director and used its best efforts to have him re-elected to the Board of Directors), (3) any change of Dr. Mohapatra's title of President and Chief Executive officer, (4) requiring him to be based at any office or location more than 75 miles commuting distance from the Company's principal executive offices in Teterboro, New Jersey, Lyndhurst, New Jersey or New York, New York, (5) a reduction in base salary or annual target bonus opportunity as in effect from time to time or benefits under the Agreement, (6) a “change in control” (whether or not Dr. Mohapatra consents), (7) a material breach by the Company of the Agreement, (8) the occurrence of an irreconcilable difference with the non-executive Chairman of the Board of Directors (should such position be established) such that Dr. Mohapatra is unable to effectively carry out his duties and responsibilities under the Agreement or (9) a failure by the Company to secure written assumption of the Agreement by a successor of the Company after a merger, consolidation or transfer of substantially all of its assets.

¡	“change in control” includes, (1) shareholder approval of any transaction contemplated to result in a sale or disposition of all or substantially all of Quest Diagnostics' assets or business or a plan of partial or complete liquidation of Quest Diagnostics or similar transactions, (2) shareholder approval of any transaction contemplated to result in (i) a merger or consolidation in which the surviving entity ceases to be a publicly traded company and Dr. Mohapatra is not the Chief Executive Officer of the publicly traded parent (if any) of the surviving entity or (ii) a merger or consolidation in which the surviving entity is a publicly traded and Dr. Mohapatra is not the Chief Executive Officer of such surviving entity or (iii) a merger or consolidation in which the shareholders of the Company immediately prior to such transaction hold less than 50% of the voting power of the Company (and, in the case of the transactions in (1) and (2) above, the transaction is completed substantially in accordance with the terms approved by the shareholders and Dr. Mohapatra is not required to be identified in any United States securities law filing solely as a result of being a person or member of a group acquiring, holding or disposing of beneficial ownership of the Company's securities and/or assets and effecting a “change in control”), (3) the acquisition by any third party of at least 40% of the voting power of the outstanding shares of capital of Quest Diagnostics in a transaction not covered by clause (2) following which Quest Diagnostics ceases to be an independent public company or there is material diminution of Dr. Mohapatra's position, duties or responsibilities, a breach of the Agreement or an event giving rise to a “good reason” for termination by Dr. Mohapatra, or (4) during any period of not more than two consecutive years, individuals who at the beginning of such period were the Board of Directors and new directors who have entered into an agreement with the Company to effect a transaction described in (1), (2) or (3) above whose election was approved in a Board resolution by Dr. Mohapatra or whose election by the Board or nomination for election by the shareholders was approved by at least a majority of the directors still in office who either were directors at the beginning of the period or whose election or nomination was previously approved as described above, cease for any reason to constitute at least a majority of the Board.

Employment Agreement of Mr. Freeman

       Mr. Freeman's employment agreement with Quest Diagnostics dated January 1, 2003, as amended on April 21, 2004 and August 26, 2004 provides for:

•	relinquishment of the position of Chief Executive Officer of the Company on May 4, 2004;

•	a term ending on December 14, 2004, upon which date Mr. Freeman would cease to be Chairman of the Board and a director of the Company and upon which date Mr. Freeman's employment would terminate;

•	an annual base salary of no less than $1,100,000, with any increases subject to the discretion of the Board of Directors or the Compensation Committee;

•	a special bonus of $500,000 to be paid on December 14, 2004;

•	payment of the target bonus of 140% of annual base salary for 2004 (through December 14, 2004) and for the post-termination period from December 15, 2004 to May 3, 2005;

•	coverage under an SRP as described above under “Pension Plans”; and

•	a one-year non-compete and a one-year non-solicit of customers and employees following termination for any reason.

Severance Arrangements

       Quest Diagnostics has a severance policy for all executive officers, other than Mr. Freeman and Dr. Mohapatra, whereby:

•	Severance is paid to an executive officer if his or her employment is terminated by Quest Diagnostics other than for cause prior to a change of control, in an amount equal to two times the executive officer's annual base salary at the annual rate in effect on the date of termination of employment and two times the annual award of variable compensation at the most recent target level. The executive would also be entitled to participate in Quest Diagnostics' health and welfare plans, to the extent permitted by the terms of the plans and applicable law, for a period of up to two years or until the officer is covered by a successor employer's benefit plans, whichever occurs first.

•	If, however, an executive officer's employment is terminated by Quest Diagnostics, other than for cause, during the 12-month period following a change in control, or the ninety-day period prior to a change of control in anticipation of a change of control, the severance benefit will be equal to three times the executive officer's annual base salary at the annual rate in effect on the date of termination of employment and three times the annual award of variable compensation at the most recent target level. These executive officers may receive gross-up payments in the event there are applicable excise taxes. The executive officer would also be entitled to participate in Quest Diagnostics' health and welfare programs, to the extent permitted by the terms of these plans and applicable law, for a period of up to three years or until the officer is covered by a successor employer's benefit plans, whichever is first. A “Change of Control” is defined in the policy to include the following: the acquisition by a person of 40% or more of the voting stock of the Company; the membership of the Board of Directors changes as a result of a contested election such that a majority of the Board members at any particular time was initially placed on the Board as a result of such contested election; approval by the Company's shareholders of a merger or consolidation in which the Company ceases to be an independent public company; or a sale or disposition of all or substantially all of the Company's assets or a plan of partial or complete liquidation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Compensation Committee of the Board of Directors determines the compensation of Quest Diagnostics' executive officers, approves and recommends to the Board for approval the compensation of the Chief Executive Officer and makes recommendations to the Board on the compensation of the non-employee directors. The Board approves all compensation actions regarding the Chief Executive Officer. A more complete description of the Committee functions is set forth under the heading “Our Corporate Governance: Board Committees—Compensation Committee”. Currently, the Compensation Committee has three members, each of whom is independent of management under the NYSE listing standards. None of the Committee members has any insider or interlocking relationship with the Company, and each of them is a non-employee director, as these terms are defined in applicable SEC rules. The Committee meets in executive session on a regular basis to discuss pay adjustments for members of senior management.

Compensation Philosophy

       The Compensation Committee is responsible for ensuring that executive compensation is aligned with Quest Diagnostics' values and strategic objectives and is based on corporate, applicable business unit, and individual performance measures. The Committee intends to design and administer its compensation plans to:

•	Be competitive in design and potential to attract and retain talented executives who have the skills and experience required to achieve our strategic objectives;

•	Incent executives to balance appropriately the long-term interests of our employees, customers and shareholders;

•	Pay for performance, with above-market pay opportunity for performance that exceeds targets and delivers significant value to shareholders;

•	Be flexible to adjust for changing business conditions as well as the growth and diversification of the Company;

•	Be fiscally responsible and aligned with the Company's budget; and

•	Create long-term value for the Company and its shareholders.

       The key elements of executive compensation are base salary, annual incentive awards, and equity-based compensation. Each year the Committee evaluates Quest Diagnostics' performance and executive target and actual compensation levels compared to an executive compensation peer group. To assist in designing the Company's compensation programs, the Committee retains the services of independent compensation consultants who report directly to the Committee. In 2004, with the assistance of a compensation consultant, the Committee evaluated the competitiveness of senior management's total compensation relative to the pay of executives at two different peer groups. One of the two peer groups represents the same companies in the Standard & Poor's 500 Healthcare Equipment & Services Index used for total shareholder return comparison purposes in the performance graph shown on page 37. The other peer group was developed by the compensation consultant in recognition of the fact that Quest Diagnostics is the largest company within its specific industry and that it draws upon a broad range of companies when looking to fill senior positions. The criteria used to develop this secondary peer group were: healthcare-related or respective industry leader; revenue range between $3-11 billion; four-year compound annual sales growth greater than 10%; market capitalization between $3-20 billion; and positive three or five-year compound annual growth in total shareholder return. Companies that met at least three of the five criteria were included in the group. These companies were: Amgen Inc., Baxter International Inc., Becton Dickinson and Company, Chiron Corporation, Darden Restaurants Inc., Genentech Inc., General Mills, Inc., Genzyme Corporation, Guidant Corp., H&R Block Inc., Henry Schein, Inc., Laboratory Corporation of America, Inc., Lexmark International, Medtronic Inc., Pitney-Bowes Inc., Rockwell Automation, St. Jude Medical, 7-Eleven Inc., and Starbucks Company. We refer to these two peer groups collectively as the compensation peer group.

Base Salary

       The Committee annually reviews and determines the base salaries of the Chief Executive Officer and executive officers, with its determination with respect to the Chief Executive Officer being subject to approval by the entire Board. Quest Diagnostics sets salaries for most executive officers to approximate median levels in the compensation peer group. Base salary adjustments are determined following an assessment of each executive officer's position, performance, potential, and current salary level in relation to market data for similar positions with comparable scope of responsibilities.

Annual Incentives

       Annual bonuses for the Chief Executive Officer and executive officers are designed to reward continuous improvement in both financial performance as well as other key performance drivers. The Company's annual cash bonus incentives are paid in accordance with the Company's Senior Management Incentive Plan (“SMIP”), which was approved by the shareholders of the Company at the 2003 annual meeting of shareholders. The SMIP is designed to reward executives for the achievement of objectives linked to the Company's critical success factors. Individual incentive targets are established for plan participants based on competitive levels in the compensation peer group of companies. Incentive target levels are set within the limitations of the plan so as to result in total annual cash compensation in the range of 50th to 75th percentile of competitive practice depending upon on an executive's responsibilities, future potential, individual performance, and Quest Diagnostics' performance. Each year the Compensation Committee selects the executive officers who participate in the SMIP for the year, subject to a maximum number of ten participants for any year. For 2004, the Compensation Committee selected the Company's six executive officers as participants.

       Under the SMIP, each participant may be paid a bonus of up to 1% of the Company's Earnings (as defined in the SMIP) in the fiscal year, reduced at the discretion of the Compensation Committee by such amount, if any, as the Compensation Committee deems appropriate. For 2004, the maximum bonus payable under the Incentive Plan to each participant was $8,483,000. However, consistent with the compensation philosophy described above, the Compensation Committee reduced the bonus payable to each named executive officer to the amount indicated in the Summary Compensation Table under the caption “Bonus” (ranging from $239,660 to $2,068,700). The actual amounts paid for 2004 were determined by performance, based on two factors: first, financial performance (which accounts for 78%), which was measured against objectives established for earnings per share, revenue growth and operating margin; and, second, the Company's performance against other specific targets (which accounts for 22%), such as Six Sigma quality, customer retention, and achievement against certain program targets. For 2004, the financial objectives were weighted as follows: EPS 60%; revenue growth and operating margin 18%, in determining the Company-wide incentive compensation pools. The types and relative importance of specific financial and other business objectives varied among Quest Diagnostics' executives depending upon their positions and the particular operation or functions for which they were responsible.

Long-Term Incentives

       Each year the Committee reviews and approves the issuances of long-term incentive awards to eligible employees who participate in the Company's long-term incentive plans, and makes recommendations to the Board with respect to the Chief Executive Officer. From 2001 through 2004, long-term incentive compensation has been based solely on annual grants of stock options under the terms of the 1999 Plan. Based partially on a recommendation from the Compensation Committee's outside compensation consultant as well as to create greater alignment with the Company's pay for performance philosophy, for 2005, long-term incentive awards will be a combination of stock options and performance shares under the Plan. Performance shares will be earned based on the performance of the Company over a multi-year period, and will be paid out in shares of common stock of Quest Diagnostics at the end of the term. The Committee believes that these grants directly align shareholder and management interests. The portion of the equity award granted in 2005 in the form of stock options will vest over a three-year period and have a seven-year term. All options are granted with an exercise price equal to the fair market value of Quest Diagnostics common stock on the date of grant, and option re-pricing is prohibited by the terms of the Plan except if the Compensation Committee determines that one or more specified corporate transactions has affected the price per share such that an adjustment of outstanding awards is required to preserve (or prevent an enlargement of) the benefit or potential benefit intended at the time of the grant. Equity grant levels and terms are established to deliver executive total compensation ranging from 50th to 90th percentile of competitive levels, depending upon an executive's responsibilities, future potential, individual performance, and Company performance.

Supplemental Deferred Compensation Plan

       Quest Diagnostics maintains a Supplemental Deferred Compensation Plan (“SDCP”) that allows certain employees, including the named executive officers, to defer up to 50% of their eligible compensation in excess of their contributions under the Company's Profit Sharing Plan. In addition, certain members of management, including the named executive officers, have an additional opportunity to defer up to 95% of their variable incentive compensation. The compensation deferred under the SDCP, together with Company matching amounts, is credited with earnings or losses measured by the mirrored rate of return on investments elected by plan participants. With the adoption of the SERP, Dr. Mohapatra waived participation in the SDCP for 2005 and thereafter.

Chief Executive Officer Compensation

       The year 2004 was a year of transition for Quest Diagnostics. Mr. Freeman served as Chairman of the Board and Chief Executive Officer for the first four months of the year and served as Chairman of the Board until December 14, 2004. Dr. Mohapatra became the Chief Executive Officer in May 2004 and the Chairman of the Board on December 14, 2004. The fiscal year compensation for Mr. Freeman and Dr. Mohapatra consisted of base salary, annual bonus and long-term incentives. The Committee approved, and recommended to the Board for approval, Chief Executive Officer compensation using methods consistent with those used for other senior executives.

       Mr. Freeman received salary at the rate of $1,170,000 per year and a target incentive award of 140% of salary. He did not receive any additional equity awards during 2004. The bonus paid to Mr. Freeman was based both on his target incentive as well as his success in helping to execute a smooth Chief Executive Officer transition to Dr. Mohapatra.

       In accordance with the terms of his employment agreement, effective January 1, 2004, Dr. Mohapatra received a base salary rate of $875,000 per year, an annual incentive target award, payable under the SMIP, of 120% of base pay, and on February 19, 2004, he received a stock option award equal to 170,000 shares. In February 2005, the Committee approved an annual incentive bonus for 2004 performance to Dr. Mohapatra equal to $1,163,400. This bonus award was based on achievement relative to the factors described in the section above titled “Annual Incentives.” The Committee's decision was based on the Company's overall financial performance, as well as the leadership displayed by Dr. Mohapatra during the year. With respect to the financial performance of the Company, the Committee focused on the Company's reported 8.2% revenue growth (including 6.7% of organic revenue growth) and 16% earnings per share growth for the year, as well as the Company's strong cash from operations, overall balance sheet strength and improvements in operating income of the Company over the prior year. Also, in February 2005, the Committee approved a stock option award for Dr. Mohapatra of 123,333 shares. This option has a three-year vesting schedule. This stock option award was based on achievement relative to the factors described in the section above titled “Annual Incentives” and on the equity grant levels described in the section above titled “Long-Term Incentives”. The Committee determined the amount of this award after reviewing competitive market data and Dr. Mohapatra's individual performance described above. It is the Committee's expectation that an additional long-term incentive award in the form of Performance Shares will be granted later this fiscal year.

       The Committee also reviewed perquisites and other compensation paid to Dr. Mohapatra for 2004, and found these amounts, in the aggregate, appropriate.

Other Executive Officers

       In 2004, each executive officer received adjustments to his base salary in accordance with the philosophy described above. The salary increases for each executive officer (other than Dr. Mohapatra and Mr. Freeman) ranged from 3.0% to 5.0%. For 2004 performance, each executive officer received a bonus award under the SMIP. These bonus awards were based on achievement relative to the factors described in the section above titled “Annual Incentives”. Additionally, each executive officer received an award of stock options during 2004.

These options are shown in the Summary Compensation Table on page 25. For 2005, the Committee approved bonus awards for 2004 performance as shown in the Summary Compensation Table and option awards for Mr. Hagemann, Mr. Zewe and Mr. Prevoznik equal to 50,000, 26,667, and 24,000 options. Each of these options vests over three years. Finally, it is the Committee's expectation that an additional long-term incentive award in the form of Performance Shares will be granted later this fiscal year to Mr. Hagemann, Mr. Zewe and Mr. Prevoznik. The Committee also reviewed perquisites and other compensation paid to each executive officer for 2004, and found these amounts, in the aggregate, appropriate.

Executive Share Retention Guidelines

       In order to promote equity ownership and further align the interests of management with Quest Diagnostics' shareholders, the Committee has adopted share retention and ownership guidelines for senior management in February 2005. Under these guidelines, certain officers are expected to maintain a minimum ownership position equal to the lesser of an amount which approximates 33% of their 2004 stock option award or the number of shares shown below.

Chairman of the Board and Chief Executive Officer	50,000 shares
Other Executive Officers	20,000 shares
Other Senior Management Team members and Vice Presidents	8,000 shares

              The Committee periodically reviews these guidelines, and may adjust them, as appropriate.

Deductibility of Executive Compensation

       Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes a public corporation from taking a tax deduction for annual compensation in excess of $1 million paid to its chief executive officer and the next four most highly paid executive officers, unless certain specific and detailed criteria are satisfied. The Committee considers the anticipated tax treatment to Quest Diagnostics and to the executive officers in its review and establishment of compensation programs and payments. The deductibility of compensation payments can depend upon numerous factors, including the nature of the payment and the time when income is recognized under various awards. Certain compensation paid or awarded in prior years may not be fully deductible. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Committee also can affect deductibility of compensation. Quest Diagnostics' general policy is to preserve the tax deductibility of compensation paid to its executive officers, including annual incentive awards paid under the SMIP and the grants of stock options and shares of incentive stock under the terms of the Plan. The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of Quest Diagnostics and its shareholders.

Summary

       The Committee believes that the Company's compensation philosophy and programs are designed to foster a performance-oriented culture that aligns employees' interests with those of it shareholders. The Committee believes that the compensation of the Company's executives is both appropriate and responsive to the goal of improving shareholder returns.

THE COMPENSATION COMMITTEE:
William F. Buehler, Chairman
Daniel C. Stanzione, Ph.D.
John B. Ziegler

Compensation Committee Interlocks and Insider Participation

       No executive officer or other employee of the Company served as a member of the Compensation Committee or as a member of the compensation committee on the board of any company where an executive officer of such company is a member of the Committee.

Performance Comparison

       Set forth below is a line graph comparing the cumulative total shareholder return on Quest Diagnostics' common stock since December 31, 1999, based on the market price of the Company's common stock and assuming reinvestment of dividends, with the cumulative total shareholder return of companies on the Standard & Poor's 500 Stock Index and the S&P 500 Healthcare Equipment & Services Index.

Quest Diagnostics Incorporated Performance Graph

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL
RETURN

$700

$0

$200

$300

$400

$500

$600

$100

Dec99

Dec00

Dec01

Dec02

Dec03

Dec04

QUEST DIAGNOSTICS INC

S&P 500 INDEX

S&P 500 HEALTH CARE EQUIPMENT & SERVICES

		Total Shareholder Return			Performance Graph Values
Date	Closing DGX Price(1)	DGX	S&P 500	S&P 500 H.C.	DGX	S&P 500	S&P 500 H.C.

12/31/1999	$15.28				$100.00	$100.00	$100.00
12/31/2000	$71.00	364.62%	–9.10%	56.58%	$464.62	$90.90	$156.61
12/31/2001	$71.71	1.00%	–11.89%	–4.29%	$469.27	$80.09	$149.89
12/31/2002	$56.90	–20.65%	–22.10%	–13.53%	$372.35	$62.39	$129.61
12/31/2003	$73.11	28.49%	28.68%	28.15%	$478.43	$80.29	$166.11
12/31/2004	$95.55	31.62%	10.88%	17.75%	$629.72	$89.03	$195.60

(1)	All values are adjusted to reflect the Company's two-for-one stock split that occurred on May 31, 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of Company stock with the SEC and the New York Stock Exchange. Copies of these reports must also be furnished to the Company. As a result of an administrative oversight, each of Dr. Mohapatra, Mr. Hagemann, Mr. Zewe, Mr. Prevoznik and Mr. Marrone inadvertently omitted to timely report one transaction in February 2004 under the revised rules of the SEC relating to reporting such transaction. They subsequently reported the transaction in February 2004 under Form 4. Based solely upon a review of the copies of the forms filed under Section 16(a) and furnished to the Company, or written representations from reporting persons, the Company believes that all other filing requirements applicable to its executive officers, directors and persons who own more than 10% of our common stock were complied with during 2004.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

       The primary purpose of the Audit and Finance Committee of the Board of Directors is (1) to assist in the Board's oversight of (a) the quality and integrity of the Company's financial statements and related disclosure, (b) the Company's compliance with legal and regulatory requirements, (c) the independent registered public accounting firm's qualifications and independence, and (d) the performance of the Company's internal audit function and independent registered public accounting firm, and (2) to provide advice to the board on financing activities and other financial matters.

       The Audit and Finance Committee meets with management periodically to consider the adequacy of Quest Diagnostics' internal controls and the objectivity of its financial reporting. The Committee also regularly meets privately with the Quest Diagnostics' independent registered public accounting firm and with the appropriate Quest Diagnostics personnel and internal auditors to discuss these matters. The Company's internal auditors and independent registered public accounting firm each have unrestricted access to the Committee. In addition, as part of the Committee's finance activities, the Committee reviews Quest Diagnostics' financing plans and other significant financial policies and actions, and makes recommendations to the full Board of Directors for approval of certain actions. The Committee also appoints the independent registered public accounting firm and periodically reviews their performance and independence from management and pre-approves all audit and non-audit services, if any, provided by the independent registered public accounting firm.

       The Board of Directors has adopted a written charter setting out the functions the Committee is to perform, a copy of which is available on the Investor Relations—Corporate Governance section of our website at www.questdiagnostics.com.

       Quest Diagnostics management has responsibility for Quest Diagnostics' financial statements and the overall reporting process, including the effectiveness of Quest Diagnostics' system of internal controls over financial reporting. Management and the internal auditing department are responsible for maintaining the Company's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

       The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Quest Diagnostics in conformity with accounting principles generally accepted in the United States of America and discusses with the Committee any issues they believe should be raised. The independent registered public accounting firm also annually audits management's assessment of the effectiveness of internal control over financial reporting and audits the effectiveness of internal control over financial reporting (commencing in the fiscal year ending December 31, 2004). In the performance of its oversight role, the Committee reviewed Quest Diagnostics' audited financial statements and met with both management and PricewaterhouseCoopers LLP, the independent registered public accounting firm, to discuss those financial statements. The members of the Committee are not full-time employees of Quest Diagnostics and are not, and do not represent to be, performing the functions of auditors or accountants. Management has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

       The Committee has received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), as it may be modified or supplemented, and has discussed the independence of PricewaterhouseCoopers LLP with PricewaterhouseCoopers LLP. These items relate to that firm's independence from Quest Diagnostics. In addition, the Committee reviewed all services provided by PricewaterhouseCoopers LLP to Quest Diagnostics, and the corresponding fees, in considering whether non-audit services were compatible with maintaining PricewaterhouseCoopers' independence from Quest Diagnostics. The Committee also discussed with PricewaterhouseCoopers LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

       Based on these reviews and discussions, the Committee recommended to the Board of Directors that Quest Diagnostics' audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the Board of Directors gave its approval.

THE AUDIT AND FINANCE COMMITTEE:
James F. Flaherty III, Chairman
John C. Baldwin, M.D.
Rosanne Haggerty
Gary M. Pfeiffer
Daniel C. Stanzione, Ph.D.

Fees and Services of PricewaterhouseCoopers LLP

       Aggregate fees for professional services rendered for Quest Diagnostics by PricewaterhouseCoopers LLP for the years ended December 31, 2004 and 2003 were:

	2004	2003

Audit Fees	$1,921,926	$1,210,021
Audit related fees	202,570	269,030
Tax fees	55,249	53,199
Other Tax Fees	17,125	24,359
All other fees	34,260	3,101

Total fees	$2,231,130	$1,559,710

       The Audit Fees for the years ended December 31, 2004 and 2003, respectively, were for professional services rendered by PricewaterhouseCoopers LLP for the audits of the consolidated financial statements of the Company; statutory audits and subsidiary audits; issuance of comfort letters related to financing transactions; and assistance with review of documents filed with the SEC. For 2004, audit fees also included professional services rendered for the audit of management's assessment of internal control over financial reporting and the audit of the Company's internal control over financial reporting.

       The Audit Related Fees for the years ended December 31, 2004 and 2003, respectively, were for assurance and related services related to employee benefit plan audits; due diligence related to mergers and acquisitions; and internal control reviews.

       Tax Fees for the years ended December 31, 2004 and 2003, respectively, were for services related to tax compliance, including preparation of tax returns and claims for refund. Such services are primarily for non-US tax matters.

       Other Tax Fees for the years ended December 31, 2004 and 2003, respectively, were for services related to tax planning and tax advice, including assistance with and representation before certain non-US tax authorities. None of these fees related to tax planning for any of the executive officers.

       All Other Fees for the year ended December 31, 2004 were for software licenses related to electronic internal audit work papers and access to on-line technical accounting and reporting updates.

       The Audit and Finance Committee of the Board of Directors has considered all services rendered and does not believe that they are incompatible with PricewaterhouseCoopers LLP remaining independent.

Audit and Finance Committee Pre-Approval Policies and Procedures

       Effective January 1, 2003, it is the policy of the Audit and Finance Committee to pre-approve each audit or non-audit service provided by the Company's independent registered public accounting firm. Requests for pre-approval are considered at each regularly scheduled Audit and Finance Committee meeting, or if necessary, are approved by unanimous written consent of all members of the Audit and Finance Committee. For the year ended December 31, 2004, there was less than $1,000 of fees paid to the independent registered public accounting firm for which the de minimis exception from the Audit and Finance Committee pre-approval was used.

ADDITIONAL INFORMATION

       Quest Diagnostics files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's SEC filings are also available to the public from commercial document retrieval services and at the internet website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information should also be available for inspection at the offices of the New York Stock Exchange.

       To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Compensation Committee Report on Executive Compensation,” “Report of the Audit and Finance Committee” (to the extent permitted by the rules of the SEC) and “Performance Comparison” will not be deemed incorporated, unless specifically provided otherwise in such filing.

       The annual report to shareholders is being sent in connection with this proxy statement and includes (other than the exhibits thereto) the entire annual report on Form 10-K for the year ended December 31, 2004. Upon request, the Company will provide without charge a copy of its annual report on Form 10-K for the year ended December 31, 2004 to each record or beneficial owner of its common stock. Such requests should be directed to:

Quest Diagnostics Incorporated
1290 Wall Street West
Lyndhurst, New Jersey 07071
Attn: Investor Relations
(201) 393-5030

APPENDIX A

AMENDED AND RESTATED

Quest Diagnostics Incorporated

Employee Long-Term Incentive Plan

(Proposed changes are indicated in bold italics)

1.       THE PROGRAM

          a) Purpose. This Amended and Restated Quest Diagnostics Incorporated Employee Long-Term Incentive Plan (the “Program”) is intended to benefit the stockholders of Quest Diagnostics Incorporated (the “Company”) by providing a means to attract, retain and reward individuals who can and do contribute to the longer term financial success of the Company. Further, the recipients of stock-based awards under the Program should identify their success with that of the Company's stockholders and therefore will be encouraged to increase their proprietary interest in the Company.

          b) Effective Date. To serve this purpose, the Program will become effective upon its approval by the holders of stock entitled to vote at the Company's 2005 Annual Meeting of Stockholders (the “Effective Date”).

2.       ADMINISTRATION

          a) Committee. The Program shall be administered by a Committee, appointed by the Board of Directors of the Company (the “Board”), which shall consist of no less than two of its members, all of whom shall not be (or formerly have been) employees of the Company (the “Committee”); provided, however, that from time to time the Board may assume, at its sole discretion, administration of the Program. Except with regard to awards to employees subject to Section 16 of the Securities Exchange Act of 1934, the Committee may delegate certain responsibilities and powers to any executive officer or officers selected by it. Any such delegation may be revoked by the Committee at any time.

          b) Powers and authority. The Committee's powers and authority include, but are not limited to: selecting individuals, who are employees of the Company and any subsidiary of the Company or other entity in which the Company has a significant equity or other interest as determined by the Committee, to receive awards; determining the types and terms and conditions of all awards granted, including performance and other earnout and/or vesting contingencies; permitting transferability of awards to eligible third parties; interpreting the Program's provisions; and administering the Program in a manner that is consistent with its purpose. The Committee's decision in carrying out the Program and its interpretation and construction of any provisions of the Program or any award granted or agreement or other instrument executed under it shall be final and binding upon all persons. No members of the Board shall be liable for any action or determination made in good faith in administering the Program.

          c) Award Prices. Except for awards made in connection with the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, all awards denominated or made in Shares shall use as the per Share price the mean between the high and low selling prices of a share of the Common Stock of the Company (“Share”) on the applicable date as reported in The New York Times, or if Shares are not traded on such date, the mean between the high and low selling prices on the next preceding day on which such Shares are traded; provided, however, that the Committee may in its discretion establish a higher price as the per Share price; and provided further, however, that where a “reload” option is issued to an optionee who exercises an option by tendering (either actually or by attestation) Shares previously owned by the optionee, then the per Share exercise price of the reload option (which shall be for the same number of shares tendered for payment) shall be the market price at which the Shares tendered are valued in accordance with Section 4(b). The applicable date shall be the day on which the award is granted. Except as provided for in Section 3(d), the per Share exercise price of any stock option or stock appreciation right may not be decreased after the grant of the award, and a stock option or stock appreciation right may not be surrendered as consideration in exchange for the grant of a new award with a lower per Share exercise price.

3.       SHARES SUBJECT TO THE PROGRAM AND ADJUSTMENTS

          a) Maximum Shares Available for Delivery. Subject to adjustments under Section 3(d), the maximum number of Shares that may be delivered to participants and their beneficiaries under the Program shall be equal to (i) 24,000,000 Shares; (ii) any Shares that were available for future awards under the Company's 1996 Employee Equity Participation Program (the “Prior Program”) as of June 29, 1999; and (iii) any Shares that were represented by awards granted under the Prior Program of the Company, which are or may be forfeited, which expire or are canceled without the delivery of Shares or which have or may result in the forfeiture of Shares back to the Company after June 29, 1999. In addition, any Shares delivered under the Program or the Prior Program of the Company which are forfeited back to the Company because of the failure to meet an award contingency or condition shall again be available for delivery pursuant to new awards granted under the Program. Any Shares covered by an award (or portion of an award) granted under the Program or the Prior Program of the Company, which is forfeited or canceled, expires or is settled in cash, including the settlement of tax withholding obligations using Shares, shall be deemed not to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Program. Likewise, if any stock option is exercised by tendering Shares, either actually or by attestation, to the Company as full or partial payment for such exercise under this Program or the Prior Program of the Company, only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Program. Further, Shares issued under the Program through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of the Company acquiring another entity shall not reduce the maximum number of Shares available for delivery under the Program.

          b) Other Program Limits. Subject to adjustment under Section 3(d), the following additional maximums are imposed under the Program. The maximum number of Shares that may be delivered in conjunction with awards granted pursuant to Section 4(d) on or after the Effective Date, shall be 4,700,000. The maximum aggregate number of Shares that may be covered by awards granted to any one individual over the life of the Program pursuant to Sections 4(b) and 4(c) shall not exceed 3,000,000 Shares. The aggregate maximum payments that can be made for awards granted to any one individual pursuant to Section 4(d) on or after the Effective Date shall not exceed 600,000 Shares.

          c) Payment Shares. Subject to the overall limitation on the number of Shares that may be delivered under the Program, the Committee may, in addition to granting awards under Section 4, use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company.

          d) Adjustments for Corporate Transactions.

               (i) The Committee may determine, in connection with any corporate transaction, to make such adjustment or adjustments to outstanding awards or to the share limits described in Sections 3(a) or 3(b) as it determines may be required to preserve (or prevent enlargement of) the benefits or potential benefits intended under the Program. For this purpose a corporate transaction will include, but is not limited to, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, or other similar occurrence. In the event of such a corporate transaction, the Committee may, in such manner as the Committee deems equitable, adjust (i) the number and kind of shares which may be delivered under the Program pursuant to Sections 3(a) and 3(b); (ii) the number and kind of shares subject to outstanding awards; and (iii) the exercise price of outstanding stock options and stock appreciation rights. Similar adjustments may be made in situations where the Company assumes or substitutes for outstanding awards held by employees and other persons of an entity acquired by the Company.

               (ii) In the event that the Company is not the surviving company of a merger, consolidation or amalgamation with another company, or in the event of a liquidation or reorganization of the Company, and in the absence of the surviving corporation's assumption of outstanding awards made under the Program, the Committee may provide for appropriate adjustments and/or settlements of such grants either at the time of grant or at a subsequent date. The Committee may also provide for adjustments and/or settlements of outstanding awards as it deems appropriate and consistent with the Program's purpose in the event of any other change-in-control of the Company.

4.       TYPES OF AWARDS

          a) General. An award may be granted singularly, in combination with another award(s) or in tandem whereby exercise or vesting of one award held by a participant cancels another award held by the participant. Subject to the limitations of Section 2(c), an award may be granted as an alternative or successor to or replacement of an existing award under the Program or under any other compensation plan or arrangement of the Company, including the plan of any entity acquired by the Company. The types of awards that may be granted under the Program include:

          b) Stock Option. A stock option represents a right to purchase a specified number of Shares during a specified period at a price per Share which is no less than one hundred percent (100%) of the per Share amount stipulated by Section 2(c). A stock option may be in a form intended to comply with Section 422 or any other similar provision of the Internal Revenue Code (the “Code”) or in another form which may or may not qualify for favorable federal income tax treatment. Each stock option granted on or after the Effective Date shall expire on the applicable date designated by the Committee but in no event may such date be more than seven years from the date the stock option is granted. The Shares covered by a stock option may be purchased by means of a cash payment or such other means as the Committee may from time-to-time permit, including (i) tendering (either actually or by attestation) Shares valued using the market price at the time of exercise, (ii) authorizing a third party to sell Shares (or a sufficient portion thereof) acquired upon exercise of a stock option and to remit to the Company a sufficient portion of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise; or (iii) any combination of the above.

          c) Stock Appreciation Right. A stock appreciation right is a right to receive a payment in cash, Shares or a combination, equal to the excess of the aggregate market price at time of exercise of a specified number of Shares over the aggregate exercise price of the stock appreciation right being exercised. The longest term a stock appreciation right granted on or after the Effective Date may be outstanding shall be seven years. Such exercise price shall be no less than one hundred percent (100%) of the per Share amount stipulated by Section 2(c).

          d) Stock Award. A stock award is a grant of Shares or of a right to receive Shares (or their cash equivalent or a combination of both) in the future. Each stock award shall be earned and vest over such period and shall be governed by such conditions, restrictions and contingencies as the Committee shall determine. These may include continuous service and/or the achievement of performance goals. The performance goals that may be used by the Committee for such awards granted to persons who may become subject to Code Section 162(m) shall consist of operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, revenues, shareholder return and/or value, stock price, customer service and quality metrics. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement may exclude: gains or losses on operating asset sales or dispositions; asset write-downs; litigation or claim judgments or settlements; accruals for historic environmental obligations; effect of changes in tax law or rate on deferred tax liabilities; accruals for reorganization and restructuring programs; uninsured catastrophic property losses; the effect of changes in accounting standards; the cumulative effect of changes in accounting principles; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and Statement of Financial Accounting Standards No. 145 and/or in management's discussion and analysis of financial performance appearing in the Company's annual report to stockholders for the applicable year.

5.       AWARD SETTLEMENTS AND PAYMENTS

          a) Dividends and Dividend Equivalents. An award may contain the right to receive dividends or dividend equivalent payments which may be paid either currently or credited to a participant's account. Any such crediting of dividends or dividend equivalents may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Share equivalents.

          b) Payments. Awards may be settled through cash payments, the delivery of Shares, the granting of awards or combination thereof as the Committee shall determine. Any award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Share equivalents.

6.       PROGRAM AMENDMENT AND TERMINATION

          a) Amendments. The Board may amend this Program as it deems necessary and appropriate to better achieve the Program's purpose provided, however, that except as provided in Section 3(d): (i) the Share and other award limitations set forth in Sections 3(a) and 3(b) cannot be increased and (ii) the minimum stock option and stock appreciation right exercise prices set forth in Sections 2(c) and 4(b) and (c) cannot be changed unless such a plan amendment is properly approved by the Company's stockholders.

          b) Program Suspension and Termination. The Board may suspend or terminate this Program at any time. However, in no event may any awards be granted under the Program after the tenth anniversary of the Effective Date. Any such suspension or termination shall not of itself impair any outstanding award granted under the Program or the applicable participant's rights regarding such award.

7.       MISCELLANEOUS

          a) Assignability. Except by will or by the laws of descent and distribution and, if permitted by the Committee, as a gift to a family member or a trust or similar entity for the benefit of one or more family members, no award granted under the Program shall be assignable or transferable.

          b) No Individual Rights. No person shall have any claim or right to be granted an award under the Program. Neither the Program nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or to perform services for the Company, any subsidiary or related entity. The right to terminate the employment of or performance of services by any Program participant at any time and for any reason is specifically reserved to the employing entity.

          c) Unfunded Program. The Program shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Program shall not establish any fiduciary relationship between the Company and any participant or beneficiary of a participant. To the extent any person holds any obligation of the Company by virtue of an award granted under the Program, such obligation shall merely constitute a general unsecured liability of the Company and accordingly shall not confer upon such person any right, title or interest in any assets of the Company.

          d) Use of Proceeds. Any proceeds from the sale of shares under the Program shall constitute general funds of the Company.

          e) Other Benefit and Compensation Programs. Unless otherwise specifically determined by the Committee, settlements of awards received by participants under the Program shall not be deemed a part of a participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program. Further, the Company may adopt any other compensation programs, plans or arrangements as it deems appropriate.

          f) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Program or any award, and the Committee shall determine whether cash shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled.

          g) Governing Law. The validity, construction and effect of the Program and any award, agreement or other instrument issued under it shall be determined in accordance with the laws of the state of New Jersey without reference to principles of conflict of law.

APPENDIX B

AMENDED AND RESTATED
QUEST DIAGNOSTICS INCORPORATED
LONG-TERM INCENTIVE PLAN FOR
NON-EMPLOYEE DIRECTORS

(Proposed changes are indicated in bold italics)

       Section 1. Purpose. The purpose of the Amended and Restated Quest Diagnostics Incorporated Long-Term Incentive Plan for Non-Employee Directors is to secure for the Company and its stockholders the benefits of the incentive inherent in increased common stock ownership by the members of the Board of Directors who are not employees of the Company or any of its subsidiaries.

       Section 2. Definitions. When used herein, the following terms shall have the following meanings:

       “Administrator” means the Board, or a committee of the Board, duly appointed to administer the Plan.

       “Board” means the Board of Directors of the Corporation.

       “Code” means the Internal Revenue Code of 1986, as amended.

       “Common Stock” means ($.01 par value) common stock of the Corporation.

       “Corporation” means Quest Diagnostics Incorporated, a Delaware corporation.

       “Effective Date” shall mean the date of approval of the Plan by the holders of stock entitled to vote at the Corporation's 2005 Annual Meeting of Stockholders.

       “Exercise Price” means the price per share specified in the Option agreement at which the Participant may purchase Common Stock through the exercise of his/her Option, as the same may be adjusted in accordance with Section 9.

       “Fair Market Value” means, as of any date, the mean of the high and low sales price of a share of Common Stock on The New York Stock Exchange Composite list on such date (or if no sale took place on such exchange on such date, the mean between the high and the low on such exchange on the most recent preceding date on which a sale took place) provided, however, that for the purposes of Section 7(d), if on the date of exercise of an Option, a Participant sells through a broker designated by the Corporation any of the shares purchased as a result of the exercise of the Option, then the shares shall be valued at the average sales price of such shares sold on such date as reported to the Corporation by such broker.

       “Option” means a right granted under the Plan to a Participant to purchase shares of Common Stock as a Nonqualified Stock Option which is not intended to qualify as an Incentive Stock Option under Section 422 of the Code.

       “Option Period” means the period within which the Option may be exercised pursuant to the Plan.

       “Participant” means a member of the Board of Directors of Quest Diagnostics Incorporated who is not an employee of Quest Diagnostics Incorporated or any subsidiary thereof.

       “Plan” means the Amended and Restated Quest Diagnostics Incorporated Long-Term Incentive Plan for Non-Employee Directors.

       “Stock Awards” means a grant under the Plan to a Participant of shares of Common Stock or of a right to receive shares of Common Stock (or their cash equivalent or a combination of both) in the future.

       Section 3. Administration. The Plan shall be administered by the Administrator who shall establish from time to time regulations for the administration of the Plan, interpret the Plan, delegate in writing administrative matters to committees of the Board or to other persons, and make such other determinations and take such other action as it deems necessary or advisable for the administration of the Plan. All decisions, actions and interpretations of the Administrator shall be final, conclusive and binding upon all parties.

       Section 4. Participation. All Non-Employee Directors who become members of the Board shall automatically be Participants in the Plan.

       Section 5. Shares Subject to the Plan. The maximum number of shares of Common Stock that may be delivered in conjunction with grants of Options and Stock Awards under the Plan shall be 1,000,000, and 1,000,000 shares of Common Stock shall be reserved for this purpose under the Plan (subject to adjustment as provided in Section 9). The shares issued upon the grant of Stock Awards or exercise of Options granted under the Plan may be authorized and unissued shares or shares held in the treasury of the Corporation including shares purchased on the open market by the Corporation (at such time or times and in such manner as it may determine). The Corporation shall be under no obligation to acquire Common Stock for distribution to Participants before payment in shares of Common Stock is due. If any Stock Award or Option granted under the Plan shall be canceled or expire, new Stock Awards or Options may thereafter be granted covering such shares.

       Section 6. Grants of Options and Stock Awards.

       (a) On the Effective Date and on the date of the Annual Meeting of Shareholders of each year commencing on January 1, 2006, the Administrator may grant to each Participant an Option and/or a Stock Award, in such proportions as the Administrator may determine, covering an aggregate of not more than 10,000 shares of Common Stock. In the event that a Participant is elected as a director of the Company other than on the date of the Annual Meeting of Shareholders, the Board may grant to such director, on his/her election, an Option and/or a Stock Award, in such proportions as the Administrator may determine, covering such number of shares of Common Stock (not to exceed 10,000) that is proportional to the fraction of a year remaining until the next Annual Meeting of Shareholders. In addition, upon a Participant's initial election as a director of the Company by the Board, the Administrator may make a one-time grant to such Participant of an Option and/or a Stock Award, in such proportions as the Administrator may determine, covering an aggregate of not more than 20,000 shares of Common Stock.

       (b) Each Stock Award shall be earned and vest over such period and shall be governed by such conditions, restrictions and contingencies as the Administrator shall determine. These may include the achievement of performance goals.

       (c) As may be permitted from time to time by the Administrator, each Participant may elect to receive an Option or Stock Award in lieu of the cash compensation payable to such director in any year. The number of shares of Common Stock underlying the Option available to such director shall be computed using the same option valuation methodology (or any subsequent methodology as may be adopted by the Company) as is used for reporting compensation expense in the Company's financial statements so as to achieve a value equal to the cash compensation that would otherwise have been paid. Any such election shall be irrevocable and shall be made by December 31, effective for the fees payable during the following year and with an Option being granted on each day on which the fees would otherwise have been payable (generally expected to be the first day of each calendar quarter).

       Section 7. Terms and Conditions of Options. Each Option granted under the Plan shall be evidenced by a written agreement, in form approved by the Administrator and executed by the Chairman of the Board, President, Vice President of Human Resources or Secretary of the Corporation, which shall be subject to the following express terms and conditions and to such other terms and conditions as the Administrator may deem appropriate. Options may be granted singularly or in combination with a Stock Award.

       (a) Option Period. Each Option agreement entered into on or after the Effective Date shall specify that the Option granted thereunder is granted for a period of seven (7) years from the date of grant and shall provide that the Option shall expire on such seven-year anniversary.

       (b) Exercise Price. The Exercise Price per share shall be the Fair Market Value at the time the Option is granted.

       (c) Exercise of Option. Subject to Section 7(e), Options granted under Section 6(a) hereof shall become exercisable in three equal annual installments beginning on the first anniversary of the date of grant. Options granted under Section 6(c) vest and become exercisable immediately on the date of grant.

The exercisability of these Options may be limited by the Corporation's restrictions on exercise resulting from provisions of its non-employee director stock ownership guidelines program.

       (d) Payment of Exercise Price Upon Exercise. The Exercise Price of the shares as to which an Option shall be exercised shall be paid to the Corporation at such time (but in no event later than the date on which any shares are issued on exercise of an Option) as is determined by the Administrator. The Administrator may authorize in its sole discretion, the payment of the Exercise Price by (i) delivering Common Stock of the Corporation already owned by the Participant and having a total Fair Market Value on the date of such delivery equal to the Exercise Price, (ii) delivering a combination of cash and Common Stock of the Corporation having a total Fair Market Value on the date of such delivery equal to the Exercise Price, or (iii) by delivery of a notice of cancellation of vested Options held by the Participant having a spread equal to the Exercise Price of the number of shares being exercised, including any taxes required to be withheld by the corporation in connection with such exercise. For purposes of the preceding sentence “spread” shall mean the difference between the Fair Market Value of the Common Stock on the date of exercise and the Exercise Price multiplied by the number of shares covered by the vested Options being canceled.

       (e) Termination of Service on the Board. In the event service on the Board of a Participant terminates for any reason, all Options previously granted to such Participant under the Plan may be exercised by the Participant (or, if the Participant is deceased, by his/her representative) at any time, from time to time, for the remaining term of the Option.

       (f) Transferability of Options. No Option granted under the Plan and no right arising under such Option shall be transferable other than by will or by the laws of descent and distribution. During the lifetime of the optionee, an Option shall be exercisable only by him/her.

       (g) Participants to Have No Rights as Stockholders. No Participant shall have any rights as a stockholder with respect to any shares subject to his or her Option prior to the date on which he or she is recorded as the holder of such shares on the records of the Corporation.

       (h) Other Option Provisions. The form of Option agreement authorized by the Plan may contain such other provisions as the Board may, from time to time, determine.

       Section 8. Terms and Conditions of Stock Awards. Each Stock Award granted under the Plan shall be evidenced by a written agreement, in form approved by the Administrator and executed by the Chairman of the Board, President, Vice President of Human Resources or Secretary of the Corporation, which shall be subject to the following express terms and conditions and to such other terms and conditions as the Administrator may deem appropriate. Stock Awards may be granted singularly or in combination with an Option.

       (a) Dividends and Dividend Equivalents. A grant of Stock Awards may contain the right to receive dividends or dividend equivalent payments which may be paid either currently or credited to a Participant's account. Any such crediting of dividends or dividend equivalents may be subject to such conditions, restrictions and contingencies as the Administrator shall establish, including the reinvestment of such credited amounts in Common Stock equivalents.

       (b) Payments. Stock Awards may be settled through cash payments, the delivery of shares of Common Stock, the granting of Stock Awards or Options or combination thereof as the Administrator shall determine. Any Stock Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Administrator shall determine. The Administrator may permit or require the deferral of any award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred share equivalents.

       (c) Transferability of Stock Awards. Except by will or by the laws of descent and distribution and, if permitted by the Administrator, as a gift to a family member or a trust or similar entity for the benefit of one or more family members, no Stock Award granted under the Plan shall be assignable or transferable.

       (d) Participants to Have No Rights as Stockholders. No Participant shall have any rights as a stockholder with respect to any shares subject to his or her Stock Award prior to the date on which he or she is recorded as the holder of such shares on the records of the Corporation.

       (e) Other Stock Award Provisions. The form of Stock Award agreement authorized by the Plan may contain such other provisions as the Board may, from time to time, determine.

       Section 9. Adjustments in Event of Change in Common Stock. In the event of any change in the Common Stock by reason of any stock dividend recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or of any similar change affecting the Common Stock, the number and kind of shares which thereafter may be optioned, awarded and sold under the Plan and the number and kind of shares subject to Stock Awards in outstanding Stock Award Agreements or subject to Option in outstanding Option agreements and the Exercise Price per share of such Options shall be appropriately adjusted consistent with such change in such manner as the Administrator may deem equitable to prevent substantial dilution or enlargement of the right granted to, or available for, Participants in the Plan.

       Section 10. Listing and Qualification of Shares. The Plan, the grant of Stock Awards, the grant and exercise of Options thereunder, and the obligation of the Corporation to sell and deliver shares under such Stock Awards and Options, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation, in its discretion, may postpone the issuance or delivery of shares upon any grant of a Stock Award or exercise of an Option until completion of any stock exchange listing, or other qualification of such shares under any state or federal law, rule or regulation as the Corporation may consider appropriate, and may require any Participant, beneficiary or legal representative to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules and regulations.

       Section 11. Taxes. The Corporation may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to Options and Stock Awards granted under the Plan including, but not limited to (a) reducing the number of shares of Common Stock otherwise deliverable to permit deduction of the amount of any such withholding taxes from the amount otherwise payable under the Plan, (b) deducting the amount of any such withholding taxes from any other amount then or thereafter payable to a Participant, or (c) requiring a Participant, beneficiary or legal representative to pay in cash to the Corporation the amount required to be withheld or to execute such documents as the Corporation deems necessary or desirable to enable it to satisfy its withholding obligations as a condition of releasing the Common Stock.

       Section 12. No Liability of Board Members. No member of the Board shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his/her capacity as a member of the Board or the Administrator nor for any mistake of judgment made in good faith, and the Corporation shall indemnify and hold harmless to the fullest extent permitted by the Corporation's Restated Certificate of Incorporation and By-Laws and Delaware General Corporation Law, each employee, officer or director of the Corporation to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan.

       Section 13. Amendment or Termination. The Board may, with prospective or retroactive effect, amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that no amendment, suspension or termination of the Plan shall deprive any Participant of any right with respect to any Stock Award or Option granted under the Plan without his written consent; and provided, further, that unless duly approved by the holders of stock entitled to vote thereon at a meeting (which may be the annual meeting) duly called and held for such purpose, except as provided in Section 9, no amendment or change shall be made in the Plan (i) increasing the total number of shares which may be issued or transferred under the Plan; (ii) changing the exercise price specified for the shares subject to Options; (iii) changing the maximum period during which Options may be exercised; (iv) extending the period during which

Options or Stock Awards may be granted under the Plan; or (v) expanding the class of individuals eligible to receive Stock Awards or Options under the Plan.

       Section 14. Captions. The captions preceding the sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.

       Section 15. Governing Law. The Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

       Section 16. Effective Date and Duration of Plan. The Plan shall become effective as of the Effective Date. This Plan shall terminate on the tenth anniversary of the Effective Date, and no Stock Awards or Option may be granted under the Plan after such date, but such termination shall not affect any Stock Award or Option previously granted.

MI1539

 Appendix I

QUEST DIAGNOSTICS INCORPORATED

One Malcolm Avenue

Teterboro, New Jersey 07608

Quest Diagnostics Incorporated will be holding its Annual Meeting of Stockholders on May 10, 2005. The enclosed Notice of Annual Meeting provides information regarding the matters that are expected to be voted on at the meeting. Your vote is important to us. Even if you plan to attend the meeting, please read the enclosed materials and vote through the Internet, by telephone or by mailing the Proxy Card below.

Telephone and Internet Voting

On the reverse side of this card are instructions on how to vote through the Internet or by telephone. Please consider voting through one of these methods. Your vote is recorded as if you mailed in your Proxy. We believe voting through the Internet or by telephone is convenient, and it also saves money.

Thank you in advance for your participation in our 2005 Annual Meeting.

Quest Diagnostics Incorporated

Please fold and detach card at perforation before mailing.

QUEST DIAGNOSTICS INCORPORATED	PROXY / VOTING INSTRUCTION FORM

1.	ELECTION OF DIRECTORS
	Nominees:	(01) William F. Buehler	(02) Rosanne Haggerty	(03) Gary M. Pfeiffer	(04) Daniel C. Stanzione, Ph.D.
	FOR all		WITHHOLD all	FOR all except (*)

*(INSTRUCTION:   To withhold authority to vote for any individual nominee, strike that nominee’s name in the list above.)

Your Board of Directors Recommends that You Vote FOR ALL THE LISTED NOMINEES for terms expiring in 2008.

				FOR	WITHHOLD	ABSTAIN
2.

Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2005.
Your Board of Directors Recommends that You Vote FOR this Proposal.

				FOR	WITHHOLD	ABSTAIN
3.	Proposal to approve the amended Employee Long-Term Incentive Plan. Your Board of Directors Recommends that You Vote FOR this Proposal.
				FOR	WITHHOLD	ABSTAIN
4.	Proposal to approve the amended Director Long-Term Incentive Plan. Your Board of Directors Recommends that You Vote FOR this Proposal.

Please mark this box if you plan to attend the Annual Meeting.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

V O T E B Y T E L E P H O N E
Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone phone and follow the simple instructions to record your vote.

V O T E B Y I N T E R N E T
c/o National City Bank Corporate Trust Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509	Have your proxy card available when you access the website http://www.votefast.com and follow the simple instructions to record your vote.

V O T E B Y M A I L

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535600, Pittsburgh, PA 15253. Mailed proxies must be received on or before 12:00 midnight, E.D.T. on May 9, 2005.

Vote by Telephone Call toll-free using a touch-tone phone: 1-800-542-1160	Vote by Internet Access the website and cast your vote: http://www.votefast.com	Vote by Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 12:00 midnight, E.D.T.
on May 9, 2005, to assure that it is counted in the final tabulation.

PLEASE DO NOT VOTE BY MORE THAN ONE METHOD. THE LAST VOTE RECEIVED WILL BE THE OFFICIAL
VOTE. DO NOT RETURN THIS PROXY IF YOU ARE VOTING BY THE INTERNET OR BY TELEPHONE.

This Proxy must be signed and dated below. Please fold and detach card at perforation before mailing.

QUEST DIAGNOSTICS INCORPORATED	PROXY / VOTING INSTRUCTION FORM

This proxy is solicited on behalf of the Board of Directors.

The undersigned stockholder hereby appoints Michael E. Prevoznik, Sirisha Gummaregula and Leo C. Farrenkopf, Jr., and each of them, each with full power of substitution, proxies to represent the undersigned stockholder and to vote all shares of Common Stock of Quest Diagnostics Incorporated that the stockholder would be entitled to vote on all matters which come before the Annual Meeting of Stockholders to be held at The Waldorf Astoria, 301 Park Avenue, New York, NY 10022 on Tuesday, May 10, 2005, at 10:30 a.m. E.D.T., and any adjournment of that meeting.

If this Proxy is properly executed, the shares represented by this Proxy will be voted as specified. If no specification is made, the shares represented by this Proxy will be voted for Items 1, 2, 3 and 4 identified on this Proxy. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.

Signature(s)

Signature(s)

Date:	, 2005

IMPORTANT – Please sign exactly as your name(s) appears on this Proxy. When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly, each holder must sign.